Exhibit 10.1

EXECUTION VERSION

Branch Purchase and Assumption Agreement

by and between

American Heritage Federal Credit Union

and

LINKBANK

as of May 9, 2024

i

Section 13.14 Specific Performance	53
Section 13.15 Time of the Essence	53
Section 13.16 Knowledge	53
Section 13.17 Force Majeure	54
Section 13.18 Jury Trial Waiver	54

List of Schedules

Schedule 1.1(p)	–	Excluded Assets
Schedule 1.1(a)	–	Excluded Loans
Schedule 1.1(q)	–	Excluded Deposit Accounts
Schedule 1.1(u)	–	Fixed Assets
Schedule 1.1(cc)	–	Loans
Schedule 2.1(c)	–	Prepaid Expenses
Schedule 2.1(d)	–	Real Estate
Schedule 2.1(e)	–	Leases
Schedule 2.1(g)	–	Other Contracts and Agreements
Schedule 3.1	–	Sample Purchase Price Calculation
Schedule 3.3	–	Preliminary Settlement Statement and Final Settlement Statement
Schedule 4.1	–	Exceptions to Negative Covenants
Schedule 4.1(b)(xi)	–	Stay Bonuses
Schedule 6.1(d)	–	Title to Acquired Assets
Schedule 6.1(e)	–	Third Party Rights in Real Estate
Schedule 6.1(h)	–	Condition of Acquired Assets
Schedule 6.1(i)(ix)	–	Unfunded Loan Commitments
Schedule 6.1(j)	–	Collateral
Schedule 6.1(l)	–	Employee Matters; Employees of Target Branches And Employment Agreements
Schedule 6.1(q)	–	Deposit Liabilities
Schedule 6.1(r)	–	Assumed Contracts
Schedule 6.1(u)	–	Material Unrecognized Liabilities
Schedule 6.1(w)	–	Use of Personal Information
Schedule 7.1	–	Employees Not Retained
Schedule 13.16	–	Knowledge

List of Exhibits

Exhibit A	–	Bill of Sale
Exhibit B	–	Assignment and Assumption of Accounts Agreement
Exhibit C	–	Assignment and Assumption of Loans Agreement
Exhibit D	–	Form of General Assignment of Mortgage
Exhibit E	–	Assignment and Assumption Agreement
Exhibit F	–	Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts
Exhibit G	–	Assignment and Assumption of Safe Deposit Box Contracts
Exhibit H	–	Seller Closing Certificate
Exhibit I	–	Buyer Closing Certificate
Exhibit J	–	Special Warranty Deed with Respect to the Real Estate
Exhibit K	–	FIRPTA Affidavit
Exhibit L	–	Power of Attorney

INDEX OF DEFINED TERMS

Accounts	37
Accrued Interest	1
ACH	39
ACH Entries	39
ACH Entries Cut-Off Date	39
Acquired Assets	8
Acquisition	2
Adjustment Payment	15
Adjustment Payment Date	15
Affiliate	2
Agreement	1
Agreement Date	1
Allocation	16
Assumed Contracts	9
ATM	2
Book Value	2
Branch Employees	30
Business Day	2
Buyer	1
Buyer Regulatory Applications	20
Cash on Hand	8
Cherry Hill Branch	1
Closing	11
Closing Date	2
Confidentiality Agreement	52
CRA	2
Data Conversion	37
Data Conversion Date	11
Deductible	51
Deposit Accounts	2
Deposit Base	3
Deposit Liabilities	3
Deposit Premium	3
Effective Time	3
Environmental Condition	3
Environmental Laws	3
Environmental Survey	43
Estimation Date	14
Evesham Branch	1
Excluded Assets	4
Excluded Contracts	9
Excluded Deposit Accounts	4
Excluded Deposit Liabilities	4
Excluded Liabilities	10

v

Excluded Loans	4
FDIC	4
Final Settlement Statement	15
Fixed Assets	4
FRB	40
GAAP	5
Governmental Authority	5
GUDPA	4
Hazardous Substance	5
Indemnified Party	50
Indemnifying Party	50
Independent Accounting Firm	16
Infrastructure Installation	42
Intellectual Property	5
IOLTA	4
IRAs	2
IRS	5
Law	5
Lease Agreement	8
Leasehold Interest	8
Loan Agreements	5
Loans	5
material adverse effect	34
Moorestown Branch	1
NCUA	6
NJDBI	4
Paper Items	40
Parties	1
Party	1
PDOBS	6
Permitted Exceptions	6
Person	6
Personal Information	6
Phase II Report	44
Phase II Survey	44
Preliminary Settlement Statement	14
Purchase Price	14
Purchased ATMs	9
Real Estate	8
Records	9
Regulators	6
Regulatory Approvals	6
Restricted Area	46
Restricted Period	46
Safe Deposit Box Contracts	6
Safe Deposit Boxes	6

Seller	1
Seller Regulatory Applications	20
Survey	44
Survival Date	50
Target Branch	1
Target Branches	1
Termination Date	6
Title Commitment	44
Title Defect Notice	44
Title Defects	44
Title Endorsements	44
Title Insurer	44
Title Policy	45
Transferable Record	7
Unauthorized ACH Entry	39

Branch Purchase and Assumption Agreement

This Branch Purchase and Assumption Agreement (this “Agreement”) is entered into as of May 9, 2024 (the “Agreement Date”), between American Heritage Federal Credit Union, a federally chartered credit union (“Buyer”), and LINKBANK, a Pennsylvania state-chartered bank (“Seller”; Seller and Buyer are each a “Party” and together the “Parties”).

Recitals

A. Seller maintains branch offices located at 227 W. Camden Ave., Moorestown, NJ 08057 (“Moorestown Branch”), 145 N. Maple Ave., Marlton, NJ 08053 (“Evesham Branch”) and 2099 Route 70 E. Cherry Hill, NJ 08003 (“Cherry Hill Branch;” Moorestown Branch, Evesham Branch, and Cherry Hill Branch are each a “Target Branch” and collectively the “Target Branches”);

B. Buyer desires to purchase and assume from Seller, and Seller desires to sell and assign to Buyer, certain assets and liabilities attributable to the Target Branches, including, but not limited to, the Real Estate (as defined below) in accordance with the terms and subject to the conditions set forth in this Agreement.

Agreements

In consideration of the recitals, which are incorporated herein by this reference, the mutual representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

Article 1
Definitions

Section 1.1 Definitions. In addition to capitalized terms otherwise defined in this Agreement, including those set forth in the recitals above, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.1.

(a) “Accrued Interest” shall mean with respect to: (i) Deposit Accounts, as of any date, interest which is accrued on such Deposit Accounts to but excluding such date and not yet posted to such Deposit Accounts or paid to the depositor; and (ii) Loans, as of any date, interest (but not, for the avoidance of doubt, any deferred fees, expenses or other similar amounts) which is accrued on such Loans to but excluding such date and not yet paid.

(b) “Acquisition” shall mean the transactions contemplated by this Agreement, including the purchase of assets and assumption of liabilities provided for herein.

(c) “Affiliate” of, or a Person “Affiliated” with, a specific Person, shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of

(i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person; (ii) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such Person; or (iii) the ability to exercise a controlling influence over the management or policies of such Person.

(d) “ATM” shall mean an automated teller machine or interactive teller machine.

(e) “Book Value” means the carrying value of each of the Acquired Assets as reflected on the books of Seller as of close of business on the Closing Date in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.

(f) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which Buyer or Seller is closed in accordance with applicable Law or regulation. Any action, notice or right that is to be taken or given or that is to be exercised or lapses on or by a given date that is not a Business Day may be taken, given or exercised and shall not lapse until the next Business Day thereafter.

(g) “Closing Date” shall mean the date on which the Closing occurs.

(h) “CRA” shall mean the Community Reinvestment Act of 1977, as amended.

(i) “Deposit Accounts” shall mean a deposit or deposits as defined in Section 3(l)(1) of the Federal Deposit Insurance Act, as amended, 12 U.S.C. Section 1813(l)(1) offered by Seller and attributable to the Target Branches, including club, demand deposit, statement savings, checking, Money Market and NOW accounts, Individual Retirement Accounts, not containing securities, for which Seller has not received before the Closing Date, the written advice from the account holder of such account holder’s objection or failure to accept Buyer as successor custodian (“IRAs”) and certificates of deposit; but excluding (i) the Excluded Deposit Accounts; (ii) any brokered deposit that is obtained from or through the mediation or assistance of a deposit broker; or (iii) deposits obtained through the use of any “deposit listing services” (as such term is used in the instructions for preparation of Schedule RC-E of the Consolidated Reports of Condition and Income).

(j) “Deposit Base” shall mean the aggregate balance of the Deposit Accounts.

(k) “Deposit Liabilities” shall mean all of Seller’s obligations, duties and liabilities of every type and character relating to all Deposit Accounts.

(l) “Deposit Premium” shall mean an amount equal to Seven and no-one hundredths percent (7.00%) of the average of the balance of the Deposit Base as of the close of business for each day of the month preceding the calendar month in which the Closing Date occurs for Deposit Accounts open with a balance greater than zero on the Closing Date; provided, however, that for purposes of preparing the Preliminary Settlement Statement, “Deposit Premium” shall mean an amount equal to seven and no one hundredths percent (7.00%) of the average of the balance of the Deposit Base as of the close of business for each day of the calendar month preceding the month in which the Estimation Date occurs for Deposit Accounts open with a balance greater than zero on the Estimation Date. The balance of the Deposit Base as of any specified date shall be calculated to exclude Accrued Interest.

(m) “Effective Time” shall mean 11:59 p.m. on the Closing Date or as otherwise agreed to by the Parties.

(n) “Environmental Condition” shall mean: (i) an above ground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Real Estate and which violates an Environmental Law; (ii) a Hazardous Substance present in building materials at the Real Estate or present in soil and/or groundwater at the Real Estate which violates an Environmental Law; (iii) a discharge, emission or release of a Hazardous Substance related to the Real Estate which violates an Environmental Law; (iv) an event or condition that likely has occurred or exists with respect to the Real Estate which constitutes a violation of an Environmental Law; or (v) an event or condition related to the Real Estate which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law.

(o) “Environmental Laws” shall mean all applicable federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning: (a) health, safety and sanitation; (b) the protection of the environment or human health or welfare; (c) the presence, investigation, correction, abatement, remedy, restoration or cleanup of a Hazardous Substance; (d) the closure of a treatment, storage or disposal facility; (e) the use, storage, treatment, generation, transportation, processing, handling, production or disposal of a Hazardous Substance; (f) the protection of the environment from spilled, released, discharged or deposited Hazardous Substances; or (g) the reimbursement or contribution for the costs of responding to the presence of a Hazardous Substance, including, but not limited to the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, all applicable Laws, statutes, rules and regulations of the state of New Jersey including those promulgated by the New Jersey Department of Environmental Protection, all as amended, and applicable regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any applicable state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

(p) “Excluded Assets” shall mean: (a) all Intellectual Property of Seller, medallion program stamps, signs, URLs, domain names (and associated e-mail addresses), Internet web sites, printed supplies, stationery and documents and other materials bearing any of Intellectual Property of Seller and advertising and marketing materials and similar property or rights owned by, relating to or referencing Seller or any of its Affiliates; (b) any property listed on Schedule 1.1(p) or as otherwise agreed to in writing by the parties; (c) the Excluded Loans; and (d) any and all assets of Seller used, located at or associated with Seller’s offices other than the Target Branches. The Excluded Assets shall not be sold to Buyer at the Closing and will be retained by Seller.

(q) “Excluded Deposit Accounts” shall mean the deposit products as listed on Schedule 1.1(q) offered by Seller and attributable to (i) customers associated with the Excluded Loans; (ii) customers that are state, federal, local, or municipal depositors, and which are identified as Excluded Deposit Accounts; and (iii) customers associated with Interest on Lawyers’ Trust Accounts (“IOLTA” ) if, in the case of (ii) Buyer does not obtain approval of the New Jersey Department of Banking and Insurance (“NJDBI” ) pursuant to the Government Union Deposit Protection Act (“GUDPA” ) of the state of New Jersey, and in the case of (iii) Buyer does not obtain approval of The IOLTA Fund of the Bar of New Jersey.

(r) “Excluded Deposit Liabilities” shall mean all of Seller’s obligations, duties and liabilities of every type and character relating to all Excluded Deposit Accounts.

(s) “Excluded Loans” shall mean Loans that (i)fail to satisfy Buyer’s underwriting standards because such Loan would qualify as an exception that would otherwise require board or committee approval by Buyer with such determination made by Buyer on or before the Estimation Date; (ii) have a borrower or guarantor, as of the Closing Date, subject to a proceeding under applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws; (iii) have a status of “Matured/Not Paid” (or equivalent status indication as of the Closing Date); (iv) are secured by commercial (i.e. non-residential) real property that is not owner occupied with a loan to value ratio of seventy-five percent (75%) or greater as of the Closing Date; (v) are secured by commercial (i.e. non-residential) real property that is owner occupied with a loan to value ratio of eighty percent (80%) or greater as of the Closing Date, or (vi) have no maturity date, in each case as identified on Schedule 1.1(a) as of the Closing Date.

(t) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(u) “Fixed Assets” shall mean the furniture, fixtures and equipment located at, or associated with, the Target Branches as of the Closing Date, but specifically excluding the Excluded Assets. A listing of Fixed Assets as of the Agreement Date is contained on Schedule 1.1(u).

(v) “GAAP” shall mean generally accepted accounting principles in effect in the United States, applied on a consistent basis.

(w) “Governmental Authority” means the Regulators, any court, and any other administrative agency or commission or other federal, state or local governmental authority or instrumentality.

(x) “Hazardous Substance” shall mean pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any applicable Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., applicable New Jersey environmental Laws, and all amendments thereto and reauthorizations thereof.

(y) “Intellectual Property” shall mean all trademarks, trade names, service marks, patents, copyrights, logos and other intellectual property, whether registered, the subject of an application for registration or unregistered, that are owned by Seller or any of its Affiliates or licensed by Seller or any of its Affiliates from a third party, including the name “LINKBANK” and “Liberty Bell Bank.”

(z) “IRS” shall mean the Internal Revenue Service.

(aa) “Law” means any federal, state, or local statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

(bb) “Loan Agreements” means all constituent documents relating to the applicable Loan, including, without limitation, the loan application, appraisal reports, title insurance policies, promissory notes, loan agreement, security agreements (including any intellectual property security agreements, pledge agreements and general security agreements), mortgages, financing statements, liens, guarantees, participation agreements, legal opinions, intercreditor agreements, original stock powers, stock certificates, assignments, guaranties, and all amendments, modifications, supplements or allonges to any of the foregoing.

(cc) “Loans” shall mean: (a) the commercial, residential, mortgage, direct installment and consumer revolving loans listed on Schedule 1.1(cc) and as updated as of the Estimation Date (for purposes of clarity, the Loans shall include renewals of such loans as long as the renewals are made in the ordinary course of Seller’s business and consistent with the Seller’s underwriting procedures, prudent banking practices, applicable rules and regulations of applicable Governmental Authorities with respect to the amount, term, security and quality of such loan); (b) all overdrafts associated with the Deposit Liabilities and assumed by Buyer pursuant to Section 2.2(b) and all agreements concerning such overdrafts.

(dd) “NCUA” shall mean the National Credit Union Administration.

(ee) “Permitted Exceptions” shall mean, with respect to the Real Estate, (a) the standard survey exceptions appearing as “Schedule B” items in a standard ALTA owners title insurance policy; (b) statutory liens for current taxes or assessments not yet due or if due not yet delinquent, or the validity or which is being contested in good faith by appropriate proceedings; (c) such other customary liens, imperfections in title, charges, easements, restrictions and encumbrances that do not materially interfere with the use of the Real Estate as is currently operated; and (d) such other exceptions as are specifically accepted by Buyer in writing or in accordance with Section 10.6(c); provided, however that none of such exceptions shall unduly interfere or prohibit Buyer from carrying on the business of banking on the Real Estate or create a material economic impairment with respect to the Real Estate.

(ff) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

(gg) “Personal Information” means all personal, sensitive, or confidential information or data (whether data or information of Seller or its Affiliate, their customers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by Seller or its Affiliate (or is otherwise related to Seller).

(hh) “Regulators” means the FDIC, the Pennsylvania Department of Banking and Securities (“PDOBS”), the NJDBI and the NCUA.

(ii) “Regulatory Approvals” shall mean the approval or non-objection, as applicable, from each federal or state regulatory authority, including the FDIC, PDOBS, NJDBI and the NCUA, with respect to the Buyer Regulatory Applications and the Seller Regulatory Applications.

(jj) “Safe Deposit Boxes” shall mean the safe deposit boxes, if any, located at the Target Branches and customer agreements associated with the Safe Deposit Boxes (“Safe Deposit Box Contracts”).

(kk) “Termination Date” shall mean December 31, 2024, or such other date as shall have been agreed to in writing by Seller and Buyer; provided that the Termination Date shall be extended up to and including March 31, 2025, if the sole impediment to Closing is the receipt of required Regulatory Approvals.

(ll) “Transferable Record” as defined by the Electronic Signatures in Global and National Commerce Act (“ESIGN”), state laws enacted consistent with the Uniform Electronic Transmissions Act (“UETA”), other state electronic record and signature law (collectively, “State Laws”) means an electronic record that is the equivalent of a paper negotiable promissory note under Article 3 of the Uniform Commercial Code (“UCC”).

Section 1.2 Principles of Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply:

(a) unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor’s sole discretion;

(b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, and including;”

(c) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of, this Agreement;

(d) unless otherwise specified, indications of time of day mean the time of day in Cherry Hill, New Jersey;

(e) all references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits in or to this Agreement;

(f) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time;

(g) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality;

(h) “including” shall mean “including, but not limited to;”

(i) all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders;

(j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof;

(k) all references to dollars ($) shall mean United States currency; and

(l) any action, notice or right that is to be taken or given or that is to be exercised or lapses on or by a given date that is not a Business Day may be taken, given or exercised and shall not lapse until the next Business Day following.

Article 2
Purchase and Assumption

Section 2.1 Purchase and Sale of Assets. Pursuant to the terms and conditions set forth herein and subject to exceptions, if any, set forth herein, at the Closing, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of all liens and encumbrances, and Buyer hereby agrees to purchase from Seller, for the price hereinafter set forth, all of the assets used in or relating to the business conducted by Seller at and attributable to the Target Branches other than the Excluded Assets (collectively, the “Acquired Assets”), which shall consist of the following:

(a) Fixed Assets. All of Seller’s right, title and interest in and to the Fixed Assets.

(b) Cash on Hand. All cash on hand at the Target Branches as of the close of business on the Closing Date, including vault cash, petty cash, ATM cash, tellers’ cash, cash in transit to or from a Target Branch and items in the process of the collection (the “Cash on Hand”).

(c) Prepaid Expenses. All prepaid expenses reflected on the books of Seller, attributable to the Target Branches as of the Effective Time, and listed on Schedule 2.1(c); which are prorated pursuant to Section 3.3.

(d) Real Estate. All of Seller’s right, title and interest in and to the real estate described on Schedule 2.1(d) on which each Target Branch owned by the Seller is situated, together with all of Seller’s right, title and interest in and to all improvements thereon, and all easements, rights, privileges and appurtenances associated therewith (collectively, the “Real Estate”). Schedule 2.1(d) specifically identifies the Real Estate by street address.

(e) Leases. Those certain lease agreements and related obligations for the real estate described on Schedule 2.1(e) on which a Target Branch leased by the Seller is located (each a “Lease Agreement”) including all of Seller’s right, title and interest in and to the real estate leasehold interest arising under the Lease Agreement pertaining to the relevant Target Branch (the “Leasehold Interest”).

(f) Records of the Target Branches. All records and documents, warranties, manuals and instructions related to the Acquired Assets transferred and liabilities assumed by Buyer as may exist and are available and maintained at the Target Branches (in whatever form or medium then maintained by Seller), including those relating to the Deposit Accounts and the Loans as well as any and all documents and records related to the Real Estate, the Leasehold Interest, the Fixed Assets, the Assumed Contracts, and the Safe Deposit Box Contracts, in each case, regardless of where located, and also including, with respect to the Loans and the Deposit Accounts, copies of all reasonably available past account statements and original customer signature cards wherever such records are located (collectively, the “Records”). Seller and its Affiliates shall have the right to retain a copy of all such Records regarding the Acquired Assets to the extent necessary to comply with applicable Law or regulation or tax or accounting requirements and such Records shall continue to be subject to the confidentiality provisions of this Agreement.

(g) Other Contracts and Agreements. All of Seller’s right, title and interest in and to the agreements related to the Target Branches, as listed on Schedule 2.1(g) (the “Assumed Contracts”), which are permitted to be assigned and are assigned with all consents received as required under such agreements, but specifically excluding, unless otherwise set forth on Schedule 2.1(g) cash delivery agreements, ATM servicing agreements, security agreements, and HVAC maintenance agreements, and any contract or agreement not set forth on Schedule 2.1(g) (the “Excluded Contracts”).

(h) Loans. All of Seller’s right, title and interest in the Loans, plus Accrued Interest (excluding the Excluded Loans) and the Loan Agreements relating thereto. For purposes of clarity, all Loans will be purchased by Buyer at par, without any recourse whatsoever against Seller, and without limiting any of the other warranties or representations set forth herein, exclusive of warranties or representations as the collectability or the creditworthiness of any obligors of such Loans. The Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Buyer. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date will be assumed by Buyer.

(i) Safe Deposit Boxes. The Safe Deposit Box Contracts and the Safe Deposit Boxes.

(j) ATMs. All of Seller’s right, title and interest in and to the ATMs located at the Target Branches (the “Purchased ATMs”), other than any portion thereof that constitutes an Excluded Asset.

(k) Telephone and Facsimile Numbers. The telephone numbers and facsimile numbers used with respect to any of the Target Branches, if such numbers may be transferred.

Buyer understands and agrees that it is purchasing only the Assets specified in this Agreement, and Buyer has no interest in or right to any other assets, properties or interests of Seller or any of its Affiliates.

Section 2.2 Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the Effective Time, Buyer shall:

(a) Acquired Assets. Receive and accept all of the Acquired Assets assigned, transferred, conveyed and delivered to Buyer by Seller pursuant to this Agreement, and assume all of Seller’s duties, liabilities and obligations related to the Acquired Assets arising after and not related to any incident, act or omission prior to the Effective Time.

(b) Deposit Liabilities. Assume and thereafter discharge, pay in full and perform all of Seller’s obligations, duties and liabilities relating to the Deposit Liabilities, provided however, Seller shall have the obligations, duties and liabilities relating to the Deposit Liabilities up to and including the Closing Date. The “obligations, duties and liabilities” referred to in the immediately preceding sentence include the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable Law and their respective contractual terms and the duty to supply and file all applicable reporting forms, including IRS Forms 945, 1098 and 1099 and other informational tax reports and reports relating to the Deposit Accounts relating to interest paid by the Seller relating to interest paid up to and including the Closing Date and relating to the Buyer relating to interest paid for periods after the Closing Date. With regard to each IRA included within the Deposit Accounts, Buyer shall also assume the appropriate plan pertaining thereto and the trustee or custodial arrangement in connection therewith. For purposes of this Agreement, the Deposit Liabilities transferred at the Closing shall include, and Buyer shall assume liability for, any interest or earnings accrued but not credited on or to the Deposit Liabilities as of the Effective Time and due after the Closing Date. Contemporaneously with the delivery of the Preliminary Settlement Statement, Seller shall provide Buyer with notice of and details concerning all Deposit Accounts that are overdrawn and Buyer shall be entitled to accept or reject such overdrafts in its sole discretion by written notice delivered to Seller not later than five (5) Business Days prior to the Closing Date. Any such overdrafts rejected by Buyer shall be deemed an Excluded Loan under the terms of this Agreement and shall be retained by Seller.

(c) Other Liabilities. Assume and thereafter fully and timely perform and discharge, as the same may be or become due, Seller’s obligations arising after and not related to any incident, act or omission prior to the Effective Time under the Assumed Contracts, the Loan Agreements and the Lease Agreements.

(d) Safe Deposit Boxes. Assume the Safe Deposit Box Agreements.

(e) Branch Employees. Assume the liabilities to any Branch Employee with respect to his or her employment arising after and not related to any incident, act or omission prior to the Effective Time.

(f) Taxes. Assume any liability for federal or state income tax relating to the Acquired Assets, the Deposit Liabilities, or any other liabilities assumed in the Acquisition (other than Excluded Liabilities) arising after the Effective Time and not related to any incident, act or omission prior to the Effective Time under the Assumed Contracts.

Section 2.3 Excluded Liabilities. Other than the liabilities described in Section 2.2, Seller shall continue to be responsible for all known and unknown liabilities and obligations associated with the operation of the Target Branches, including with respect to the Branch Employees, prior to the Effective Time (the “Excluded Liabilities”), including, but not limited to, any federal or state income tax liability of Seller, including as a result of the Acquisition, any liabilities relating to Seller’s employment of its employees or former employees, and liabilities associated with the Excluded Contracts. Seller acknowledges and agrees that Buyer is only assuming those Liabilities expressly set forth in this Agreement and Buyer has no other obligation to assume any other obligation or liability of Seller, including, but not limited to any liability related to Seller’s acts or omissions prior to the Effective Time.

Section 2.4 Closing. The Acquisition contemplated by this Agreement shall be consummated and closed (the “Closing”) through the mail (including overnight courier, facsimile or e-mail) or at such location as shall be mutually agreed upon by Seller and Buyer, on a date to be mutually agreed upon by Seller and Buyer; provided, however, that, except as otherwise agreed by the Parties, the Closing shall occur as soon as practicable after the date on which the conditions set forth in Article 8 have been satisfied or waived, but in no event later than ten (10) Business Days after such date; provided further, however, that the Closing shall not occur any earlier than the date on which the Data Conversion (as defined in Section 9.2(b) of this Agreement) has been scheduled by Buyer to occur (the “Data Conversion Date”). Buyer agrees promptly following execution of this Agreement to use its best efforts to reserve an estimated Data Conversion Date with its third party service providers.

Section 2.5 Seller’s Deliveries at the Closing. At the Closing, in addition to the payments required hereunder, Seller shall deliver or cause to be delivered the following items to Buyer:

(a) a Bill of Sale for the Acquired Assets in the form of Exhibit A hereto, signed by a duly authorized officer of Seller;

(b) an Assignment and Assumption of Accounts Agreement in the form of Exhibit B hereto, signed by a duly authorized officer of Seller;

(c) an Assignment and Assumption of Loans Agreement in the form of Exhibit C hereto, signed by a duly authorized officer of Seller;

(d) an Assignment of Mortgage for each Loan that is secured by a mortgage granted in favor of Seller in the form of Exhibit D hereto, signed by a duly authorized officer of Seller;

(e) an Assignment and Assumption Agreement in the form of Exhibit E hereto, signed by a duly authorized officer of Seller;

(f) an Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts in the form of Exhibit F hereto, signed by a duly authorized officer of Seller;

(g) the Assignment of Safe Deposit Box Contracts in the form of Exhibit G hereto, signed by a duly authorized officer of Seller;

(h) a Closing Certificate dated the Closing Date in the form of Exhibit H hereto, signed by a duly authorized officer of Seller;

(i) a special warranty deed with respect to the Real Estate (qualified as necessary to reflect the Permitted Exceptions) in the form of Exhibit J hereto, signed by a duly authorized officer of Seller;

(j) affidavits and such other customary documentation as shall be reasonably required by the Title Insurer to issue the Title Policy subject only to Permitted Exceptions;

(k) a Foreign Investment in Real Property Tax Act (“FIRPTA”) affidavit in the form of Exhibit K hereto, signed by a duly authorized officer of Seller;

(l) executed assignment of the Lease Agreements and consent by the landlord in form and substance reasonably acceptable to Buyer, containing an estoppel as to tenant defaults or lack thereof, and setting forth current rent paid and amount of security deposit, if any;

(m) the Records;

(n) copies of all Seller’s Regulatory Approvals and notices sent to Regulators with respect to this Agreement, if required, unless previously provided to Buyer;

(o) A Power of Attorney in the form of Exhibit L.

(p) the Acquired Assets that are capable of physical delivery, including all Records, and all keys, security codes, combinations and similar items required for entry to and use of the Target Branches;

(q) fully executed copies of any third-party consents required for the assignment of the Assumed Contracts, which such contracts are listed on Schedule 2.1(g);

(r) all original Loan Agreements, including Transferable Records, including the associated promissory notes and other documentation relating to the Loans and to the collateral securing the Loans (which, notwithstanding the provisions of this Section, may be delivered by the Seller to the Buyer within a reasonable time subsequent to the Closing, not to exceed thirty (30) days);

(s) the Title Policy; and

(t) such other documents as Buyer reasonably determines are necessary to consummate the Acquisition in accordance with the terms and conditions of this Agreement.

Section 2.6 Buyer’s Deliveries at the Closing. At the Closing, in addition to the payments required hereunder, Buyer shall deliver or cause to be delivered the following items to Seller:

(a) copies of all Buyer’s Regulatory Approvals;

(b) a Receipt in the form of Exhibit M hereto, signed by a duly authorized officer of Buyer;

(c) an Assignment and Assumption of Accounts Agreement in the form of Exhibit B hereto, signed by a duly authorized officer of Buyer;

(d) an Assignment and Assumption of Loans Agreement in the form of Exhibit C hereto, signed by a duly authorized officer of Buyer;

(e) an Assignment and Assumption Agreement in the form of Exhibit E hereto, signed by a duly authorized officer of Buyer;

(f) an Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts in the form of Exhibit F hereto, signed by a duly authorized officer of Buyer;

(g) an Assignment of Safe Deposit Box Contracts in the form of Exhibit G hereto, signed by a duly authorized officer of Buyer;

(h) a Closing Certificate dated the Closing Date in the form of Exhibit I hereto, signed by a duly authorized officer of Buyer;

(i) an executed assignment of the Lease Agreements; and

(j) such other documents as Seller reasonably determines are necessary to consummate the Acquisition in accordance with the terms and conditions of this Agreement.

Article 3
Purchase Price; Payment

Section 3.1 Purchase Price. At the Closing, the appropriate Party shall make available and transfer to the other Party an amount equal to, pursuant to the Preliminary Settlement Statement:

(a) an amount equal to the sum of the aggregate balance of all Deposit Liabilities as of the Closing Date, including any interest or earnings accrued but not yet credited on or to the Deposit Liabilities as of the Effective Time, plus

(b) any prorated amounts owing by Seller to Buyer pursuant to Section 3.4; less

(c) an amount equal to the sum of:

(i) the Deposit Premium; plus

(ii) an amount equal to the principal amount of, and accrued but unpaid interest and late charges on, the Loans as of the Effective Time, plus

(iii) an amount equal to the Cash on Hand, plus

(iv) Book Value for the Fixed Assets, Real Estate and other assets located at the Evesham Branch, plus

(v) any prorated amounts owing by Buyer to Seller pursuant to Section 3.4.

If the sum of the items identified in Section 3.1(c)(i) through Section 3.1(c)(v) is in excess of the aggregate amount to be transferred by Seller to Buyer pursuant to Section 3.1(a) and Section 3.1(b), then the full amount of such excess shall constitute an amount due from Buyer to Seller and shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds. Solely for illustrative purposes, a calculation of the Purchase Price is set forth on Schedule 3.1. If the aggregate amount to be transferred by Seller to Buyer pursuant to Section 3.1(a) and Section 3.1(b) is in excess of the sum of the items identified in Section 3.1(c)(i) through Section 3.1(c)(v), then the full amount of such excess shall constitute an amount due from Seller to Buyer and shall be paid by Seller to Buyer at the Closing by wire transfer of immediately available funds. The amount to be delivered at the Closing is referred to in this Agreement as the “Purchase Price,”

The Parties acknowledge and agree that, in consideration of the Buyer’s assumption of the Lease Agreements for the Moorestown Branch and the Cherry Hill Branch, the Purchase Price includes the Lease Agreements and all Fixed Assets and other assets located at the Moorestown Branch and the Cherry Hill Branch.

Section 3.2 Payment. Each transfer of funds under this Agreement shall be made by wire transfer of immediately available funds with the wire instructions to be provided by the Party to receive such payment.

Section 3.3 Preliminary Settlement Statement. To facilitate the Closing, the parties agree that the payment made on the Closing Date pursuant to Section 3.1 shall be computed based upon the aggregate balance of all Deposit Liabilities (including the Accrued Interest on the Deposit Liabilities paid for by the Seller as interest to the depositors in Seller’s ordinary course of business calculated through the Closing Date and not the Estimation Date) and the aggregate principal amount of all Loans (including Accrued Interest on the Loans calculated through the Closing Date and not the Estimation Date) as of the close of business of the Business Day seven (7) Business Days preceding the Closing Date (the “Estimation Date”). Not less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a preliminary settlement statement, as of the Estimation Date, in substantially the form set forth on Schedule 3.3 (the “Preliminary Settlement Statement”), together with a schedule of the Deposit Accounts as of the Estimation Date. Buyer shall have the opportunity to review the Preliminary Settlement Statement, and shall notify Seller of any objections to the Preliminary Settlement Statement no later than three (3) Business Days prior to the Closing Date. Prior to the Closing, Seller and Buyer shall agree upon the information and calculations set forth on the Preliminary Settlement Statement. The Preliminary Settlement Statement shall be the basis of the payment to be made at Closing pursuant to Section 3.1.

Section 3.4 Prorations for Closing Statements. All expenses (a) due and payable at times after the Effective Time for periods prior to the Effective Time, or (b) paid prior to the Effective Time for periods after the Effective Time, including the prepaid expenses described in Section 2.1(c), and including further utility payments, Safe Deposit Box rental fees actually collected, payments due on the Assumed Contracts and similar expenses relating to the Target Branches, shall be prorated between Seller and Buyer as of the Effective Time; provided, however, that all utility payments, contract payments and real property taxes shall be prorated on the basis of the best information available at the Closing. For prorations, if any, that cannot be reasonably calculated as of the Closing, a post-Closing adjustment shall be made in the manner specified in Section 3.5.

Section 3.5 Post-Closing Adjustments.

(a) Within fifteen (15) Business Days after the Closing Date, Seller shall deliver to Buyer a final settlement statement in substantially the form set forth on Schedule 3.3 (the “Final Settlement Statement”), that shall include appropriate post-Closing adjustments based upon actual Deposit Accounts, Loans and prepaid expenses as of the Effective Time and cash transactions that took place on the Closing Date, or which took place prior to the Closing Date but were not reflected in the Preliminary Settlement Statement. Buyer shall notify Seller of any disputes in writing with respect to the Final Settlement Statement within five (5) Business Days of Buyer’s receipt thereof. Contemporaneously with the delivery of the Final Settlement Statement, Seller shall provide Buyer with notice of and details concerning all Deposit Accounts that are overdrawn between the date of the Preliminary Settlement Statement and the Final Settlement Statement, and Buyer shall be entitled to accept or reject such overdrafts in its sole discretion. Within thirty (30) Business Days after the Closing Date, the Parties shall make an appropriate post-Closing adjustment payment to reflect the difference, if any, between the amount calculated pursuant to the Final Settlement Statement and the amount calculated and paid pursuant to the Preliminary Settlement Statement (the “Adjustment Payment”). The Adjustment Payment shall be made by wire transfer of immediately available funds with wire instructions to be provided by the Party to receive such payment.

(b) Interest on the amount of the Adjustment Payment for the period from the Closing Date to the date of the payment of the Adjustment Payment (the “Adjustment Payment Date”) shall be due to the party receiving the Adjustment Payment. Interest shall be calculated on a daily basis at a rate equal to the average of the high and low bids for Federal Funds as report in The Wall Street Journal, divided by 365 days on each day from the Closing Date to the Adjustment Payment Date excluding the Adjustment Payment Date.

(c) If Buyer delivers written notice of a dispute with respect to the Final Settlement Statement within five (5) Business Days of its receipt thereof in accordance with Section 3.5(a) and Buyer and Seller are unable to agree on the amount of the Adjustment Payment within thirty (30) Business Days after the Closing Date, the matter will be submitted the matter to an independent accounting firm of national standing mutually agreed to by Seller and Buyer (the “Independent Accounting Firm”); provided, that, if Seller and Buyer cannot mutually agree on the selection of the Independent Accounting Firm, then Seller and Buyer shall each select an independent accounting firm and the accounting firms selected by each of Seller and Buyer shall then mutually select an independent accounting firm of national standing that shall act as the

Independent Accounting Firm. The Independent Accounting Firm shall then determine all disputed portions of the Final Settlement Statement in accordance with the terms and conditions of this Agreement within thirty (30) days after the submission of such matter for determination, which determination will be final and binding on the Parties. Buyer and Seller shall bear the percentage of the fees and expenses of the Independent Accounting Firm equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other Party by the Independent Accounting Firm. The Final Settlement Statement and the Adjustment Payment, as agreed upon by Buyer and Seller or as determined by the Independent Accounting Firm pursuant to this subsection, shall be final and binding upon the Parties.

Section 3.6 Purchase Price Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the Acquired Assets on the basis of an allocation (the “Allocation”) prepared by the Seller, to be consistent with Section 1060 of the Internal Revenue Code and mutually agreed upon by Seller and Buyer within thirty (30) Days after the Closing Date. The Parties will report (including with respect to the filing of Forms 8594 with the IRS) the sale and purchase for all tax purposes in a manner consistent with the Allocation and will not, in connection with the filing of any return, make any allocation of the consideration payable hereunder that is contrary thereto. The Parties will consult with each another with respect to any tax audit, controversy, or litigation relating to the Allocation and IRS Form 8594.

Article 4
Covenants of Seller Prior to the Closing

Seller hereby covenants to Buyer that, from the date hereof until the Closing, Seller will do or cause the following to occur:

Section 4.1 Operation of the Target Branches.

(a) Conduct the operations of the Target Branches in the ordinary course of business as conducted as of the Agreement Date, except for as may be required by a Governmental Authority or applicable Law or activities related to the Acquisition. In addition, Seller shall:

(i) use its commercially reasonable best efforts to preserve for Buyer the goodwill of its customers and others doing business with the Target Branches and maintain and preserve intact its relationship with the Employees as the same now exists, cause the Fixed Assets currently located at the Target Branches to be retained at the Target Branches at Closing; and maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Acquired Assets;

(ii) (A) use its commercially reasonable best efforts to preserve the business operations as conducted at the Target Branches; (B) comply with all applicable Laws in all material respects relating to the conduct of the banking business in any way concerning the Acquired Assets, and applicable Laws relating to the operation of the Target Branches in all material respects; (C) retain all necessary business permits, licenses, registrations and authorizations relating to the Target Branches; (D) cooperate with and assist Buyer in assuring the orderly transition of the business of the Target Branches to Buyer from Seller; (E) maintain the Fixed Assets, Real Estate and Leasehold Interest, as applicable, in their current condition, ordinary wear and tear excepted; and (F) maintain Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice, except for such changes required by GAAP and consistent with applicable Law;

(iii) obtain access to, dispose of contents, and restore to secured operations all Safe Deposit Boxes abandoned at the Target Branches prior to the Effective Date; and

(iv) commence negotiations with the landlord of the Cherry Hill Leasehold Interest to (i) release Cherry Hill’s landlord’s right to recapture the Cherry Hill Leasehold Interest and (ii) extend the term of such Lease Agreement upon terms and conditions reasonably acceptable to Buyer, including but not limited to price per square foot, landlord improvements and term. In the event that the Cherry Hill landlord will not release its right to recapture the Cherry Hill Leasehold Interest the Parties will negotiate, in good faith, to adjust the Purchase Price.

(b) Notwithstanding the foregoing, except as may be required by Regulators or except as set forth on Schedule 4.1, Seller shall not, without the prior consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed: (i) transfer to Seller’s other branches, or otherwise, any of the Acquired Assets; (ii) transfer to Seller’s other branches, any Deposit Accounts associated with the Acquired Assets and the Deposit Liabilities, except upon the unsolicited request of a depositor in the ordinary course of business; (iii) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Acquired Assets or the Deposit Liabilities, except in the ordinary course of business or pursuant to this Agreement; (iv) invest in any Fixed Assets or make any improvements to the Target Branches which requires aggregate future payments in excess of $15,000; (v) enter into any new contract, commitment, lease or other transaction relating to the Target Branches; (vi) transfer any employee of the Target Branches to any other branch of Seller or its Affiliates, or transfer any other employee of Seller to the Target Branches, other than employees temporarily transferred to the Target Branches; (vii) offer any special rate promotions to customers of the Target Branches (unless such promotions are offered generally at the other branches and offices of Seller) or accept any deposits at rates in excess of those being paid generally at other branches of Seller, except in the ordinary course of business or pursuant to this Agreement; (viii) change the products or services offered by Seller at the Target Branches, including offering new deposit products or making any material changes to its website or internet banking activities to the extent such changes materially affect the Acquired Assets or the Deposit Accounts, except to the extent the changes are generally made at the other branches and offices of Seller, and made in the ordinary course of business or pursuant to this Agreement; (ix) take any action, or enter into or authorize any transaction, other than in the ordinary course of business and consistent with past practice and applicable Law, relating to or affecting the Target Branches’ operations or involving any of the Acquired Assets and the Deposit Liabilities; (x) knowingly and voluntarily take any act which, or knowingly and voluntarily omitting to take any act the omission of which, likely would result in a breach of any material contract, commitment, applicable Law, or obligation of Seller relating to the Target Branches; (xi) increase or agree to increase the salary, remuneration, or compensation of the Employees or pay or agree to pay any uncommitted bonus to any such employees, other than routine increases and bonuses in the ordinary course of business in conformity with past custom and practice (provided, however, that Buyer may provide for and pay on or immediately prior to the Closing Date, stay bonuses as disclosed on Schedule 4.1(b)(xi)); (xii) make changes of a material nature in the accounting procedures, methods, policies or practices applicable to the Target Branches or the manner in which its conducts its business and maintains its Records, except as may be required by GAAP; or (xiii) take, or permit any Affiliate to take, any action impairing in any material respect Seller’s rights in any Deposit Liabilities or Acquired Assets or waive any material right, whether in equity or at law, that it has with respect to any Loan (other than collection and work-out procedures undertaken in all material respects in accordance with Seller’s normal and customary practices relating thereto); (xix) except as otherwise provided in this Agreement, take any action or fail to take any action which would extend, renew, amend or modify the Leasehold Interest in any manner; (xx) take any action or fail to take any action which would result in additional material liability to be assumed by Buyer; or (xxi) make, renegotiate, renew, increase, extend, or modify any Loan, without the prior notification and approval of Buyer after delivering to Buyer written notice, including a complete loan package for such Loan, in a form consistent with the Seller’s policies and practice, at least five (5) Business Days prior to the origination of such Loan (consent shall be deemed given unless Buyer objects within two (2) Business Days of receiving a notification from Seller).

Section 4.2 Individual Retirement Accounts. Not later than thirty (30) days prior to the expected Closing Date, Seller shall, at Seller’s expense and by letter in a form reasonably acceptable to Buyer, mail notice of Seller’s resignation as custodian and the appointment of Buyer as the successor custodian, effective upon the Closing, of each IRA maintained at the Target Branches. The notice shall include such other information that is mutually agreed upon by Seller and Buyer. Seller shall provide annual tax reporting as required by applicable Law with respect to the IRA balance and interest information to customers for the period commencing January 1 of the year of closing, and ending on the Closing Date.

Section 4.3 Books and Records. Seller shall afford Buyer and its representatives reasonable access to the Target Branches, properties, equipment and Records that pertain to the Target Branches or the Acquisition during the normal business hours of the Target Branches; provided, however, that Buyer shall notify Seller at least twenty-four (24) hours prior to the time access is requested by Buyer. Seller shall make and furnish to Buyer copies (including electronic copies) of such items as reasonably requested by Buyer, and Seller shall cause its personnel to provide assistance in Buyer’s reasonable investigation of matters relating to the Target Branches, the Deposit Liabilities, the Acquired Assets and the Loans and shall furnish Buyer with all information with respect to financial and operating data and all other information concerning the business, operations and properties of the Target Branches or the Acquisition as Buyer may reasonably request in order that Buyer may have full opportunity to make such reasonable investigations of the Deposit Liabilities, Acquired Assets, employees, and the operations of the Target Branches. Nothing in this Section 4.3 shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing, business or strategic plans or require Seller to disclose any confidential supervisory information.

Seller will provide Buyer with a list of ATM and debit card holders for the Deposit Accounts no later than fifteen (15) Business Days after receipt of all necessary Regulatory Approvals; provided, however, Buyer shall not use such list to contact the card holders without prior consent of Seller. Seller further agrees to provide to Buyer an updated, true and accurate rate sheet and a monthly trial balance report for all Loans, Deposit Accounts and related Deposit Liabilities and a list of all Loans, Deposit Accounts and the related Deposit Liabilities (including IRAs) prepared and delivered as of each of the (i) Estimation Date, (ii) Closing Date, and (iii) month end for every month from the date hereof until the Closing.

Section 4.4 Representations, Warranties, Covenants and Conditions. Seller shall take all reasonable actions to ensure that the representations and warranties set forth in Section 6.1 will be true, correct and complete as of the Closing in all material respects, that all covenants of Seller set forth in this Agreement that are required to be performed at or prior to the Closing shall have been performed at or prior to the Closing as provided in this Agreement in all material respects and that all conditions to Buyer’s obligation to close the Acquisition shall have been satisfied at or prior to the Closing.

Section 4.5 Cooperation. Seller agrees to use all reasonable efforts to assist Buyer in obtaining the Regulatory Approvals, as contemplated in Section 5.1. Seller shall cooperate with Buyer in connection with the preparation of the Buyer Regulatory Applications and shall provide Buyer upon request with such information concerning Seller and its operations as may be requested by any state or federal regulatory authority in connection with the Buyer Regulatory Applications and, to the extent required by applicable Laws, rules or regulations, join in any such Buyer Regulatory Application. Nothing in this Section 4.5 shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing, business or strategic plans or require Seller to disclose any confidential supervisory information. Seller further agrees to use all commercially reasonable efforts to assist Buyer in completing such tasks and obligations necessary to consummate the Data Conversion.

Section 4.6 Consents. Seller shall obtain on or before the Closing Date any required consents to assign the Assumed Contracts to Buyer.

Section 4.7 Seller Regulatory Applications. Seller shall prepare and submit for filing any and all applications, filings and registrations with, and notifications to, all federal and state authorities required on the part of Seller for the Acquisition to be consummated at the Closing (the “Seller Regulatory Applications”). Seller shall provide the non-confidential portions of the Seller Regulatory Applications to Buyer in draft form prior to filing for Buyer’s review and comment, and the Seller Regulatory Applications shall be filed by Seller without unreasonable delay after Buyer’s review and comment; provided, however, Seller shall use its commercially reasonable best efforts to file the Seller Regulatory Applications no later than sixty (60) days after the Agreement Date. Nothing herein shall be deemed to require Seller to disclose any confidential supervisory information. Thereafter, Seller shall pursue the Seller Regulatory Applications diligently and in good faith, and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at the Closing. Seller shall deliver to Buyer evidence of the filing of and copies of the non-confidential portions of the Seller Regulatory Applications, and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). Seller shall also deliver to Buyer a copy of each material notice, order, opinion and other item of correspondence received by Seller from any federal or state authority with respect to the Seller Regulatory Applications or any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof) and shall periodically advise Buyer of developments and progress with respect to such matters.

Article 5
Covenants of Buyer Prior to the Closing

Section 5.1 Buyer Regulatory Applications. Buyer shall prepare and submit for filing any and all applications, filings and registrations with, and notifications to, all federal and state authorities required on the part of Buyer for the Acquisition to be consummated at the Closing, and for Buyer to operate the Target Branches after the Effective Time (together, the “Buyer Regulatory Applications”). Buyer shall provide the non-confidential portions of the Buyer Regulatory Applications to Seller in draft form prior to filing for Seller’s review and comment, and the Buyer Regulatory Applications shall be filed by Buyer without delay after Seller’s review and comment; provided, however, that in no event shall the Buyer Regulatory Applications be filed later than sixty (60) days after the Agreement Date. Thereafter, Buyer shall pursue the Buyer Regulatory Applications diligently and in good faith, and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at the Closing and for Buyer to operate the Target Branches after the Effective Time. Buyer shall deliver to Seller evidence of the filing of and copies of the non-confidential portions of the Buyer Regulatory Applications, and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). Buyer shall also deliver to Seller a copy of each material notice, order, opinion and other item of correspondence received by Buyer from any federal or state authority with respect to the Buyer Regulatory Applications or any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof) and shall periodically advise Seller of developments and progress with respect to such matters.

Section 5.2 Representations, Warranties, Covenants and Conditions. Buyer shall take all reasonable actions to ensure that the representations and warranties set forth in Section 6.2 will be true, correct and complete as of the Closing, that all covenants of Buyer set forth in this Agreement that are required to be performed at or prior to the Closing shall have been performed at or prior to the Closing as provided in this Agreement and that all conditions of Seller’s obligations to close the Acquisition shall have been satisfied at or prior to the Closing.

Section 5.3 Cooperation. Buyer agrees to use all reasonable efforts to assist Seller in obtaining the Regulatory Approvals, as contemplated in Section 4.7. Buyer shall cooperate with Seller in connection with the preparation of the Seller Regulatory Applications and shall provide Seller upon request with such information concerning Buyer and its operations as may be requested by any state or federal regulatory authority in connection with the Seller Regulatory Applications and, to the extent required by applicable Laws, rules or regulations, join in any such Seller Regulatory Application. Nothing in this Section 4.5 shall be deemed to require Buyer to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing, business or strategic plans or require Buyer to disclose any confidential supervisory information.

Article 6
Representations and Warranties

Section 6.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer, as of the Agreement Date, as follows, except as set forth in the Seller Disclosure Schedule as a specific exception to the representations and warranties set forth below:

(a) Good Standing and Power of Seller. Seller (i) is a state-chartered bank, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania (ii) is authorized to do business under the laws of the State of New Jersey and (iii) has all requisite power and authority to own its properties and to carry on its business as presently conducted.

(b) Authorization of Agreement. The execution, delivery and performance of this Agreement and the Acquisition have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c) Effective Agreement. Subject to the receipt of any and all necessary Regulatory Approvals and required consents, the execution, delivery and performance of this Agreement by Seller and the consummation of the Acquisition will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations under, or create a lien, charge or encumbrance under, any of the provisions of Seller’s articles of incorporation or bylaws, any judgment, decree or order, any Law, or any agreement, contract or instrument to which Seller is subject, in any case where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Acquired Assets or Seller’s ability to perform its obligations hereunder.

(d) Title to Assets. Except as otherwise provided in Section 6.1(e) or Section 6.1(d) of the Disclosure Schedule, Seller is the sole owner of each of the Acquired Assets free and clear of any mortgage, lien, encumbrance or restriction of any kind or nature, other than the Permitted Exceptions. The Acquired Assets are sufficient in all material respects for the conduct of the business at the Target Branches as presently conducted.

(e) Real Estate and Leasehold Interest.

(i) Fee simple title to the Real Estate is vested in Seller, free of all liens, security interests and encumbrances, other than Permitted Exceptions.

(ii) Seller has complied in all material respects with all applicable Laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Real Estate and the Leasehold Interest. To the knowledge of Seller, the respective present use, occupancy and operation of the Real Estate and the Leasehold Interest are not in material violation of any applicable Laws, ordinances, regulations, statutes, rules or restrictions.

(iii) Except as provided in Schedule 6.1(e), Seller is not a party to any, and does not have any knowledge of, any contract, agreement or commitment to sell, convey, transfer, provide rights of first refusal, provide rights of first offer or other similar rights, or otherwise dispose of any portion or portions of the Real Estate or the Leasehold Interest. Neither Seller nor any Person claiming by, through or under Seller have or will have, at any time or times prior to the Closing, done or suffered anything whereby any lien, encumbrance, claim or right of others has been or will be created on or against the Real Estate, the Leasehold Interest, or any part thereof or interest therein, other than the Permitted Exceptions.

(iv) There are no agreements, contracts, leases, occupancy agreements, licenses or possessory agreements, written or oral, entered into by Seller or otherwise known to Seller that would affect or impair the development, use, operation or purchase of the Real Estate or the Leasehold Interest.

(v) There are no unsatisfied requests received by Seller for repairs, restorations or improvements with respect to the Real Estate from any Person, including without limitation any landlord, tenant, lender, insurance carrier or Governmental Authority.

(vi) There are no unsatisfied requests sent by Seller for repairs, restorations or improvements with respect to the Leasehold Interest.

(vii) Seller has received no written notice of any default asserted by the applicable landlord or, to its knowledge, is such landlord in default of a Lease.

(viii) Seller has received no written notice of any pending or threatened, nor to Seller’s knowledge is there any contemplated, condemnation proceeding, general assessment or similar governmental action affecting or relating to the Real Estate or the Leasehold Interest.

(f) Compliance with Environmental Laws. No environmental clearances or other governmental approvals are required for the conduct of the business at the Target Branches or the consummation of the Acquisition. Seller has not and to the knowledge of Seller no other party has used, stored, deposited, treated, recycled or disposed of any substances at the Target Branches, which substances, if known to be present on, at or under such property, would require or has required clean‑up, removal or some other remedial action under any Environmental Laws. If Seller (or any party on its behalf) performed any environmental testing or surveys on the property of the Target Branches, neither such tests nor surveys indicated any prior Environmental Condition or the prior presence or clean-up of any hazardous substances.

(g) No Substitution. Seller has not substituted, switched or otherwise replaced any asset or item included within the Acquired Assets with any other asset or item other than in the ordinary course of business.

(h) Condition of Assets. Except as otherwise provided in Section 6.1(e) and as set forth on Schedule 6.1(h), the Acquired Assets are in good repair and good operating condition, ordinary wear and tear excepted, and are suitable for immediate use in the ordinary course of business and to the knowledge of Seller are free from latent and patent defects. None of the Acquired Assets is in need of repair or replacement, other than as part of routine maintenance in the ordinary course of business.

(i) Loans.

(i) To the knowledge of Seller, all of the Loans were made in accordance with the customary lending standards of Seller (or any predecessor entity) in the ordinary course of business and in compliance in all material respects with applicable Law. The Loans are evidenced by documentation reasonably necessary to create the obligations described therein. Without limiting the generality of the foregoing, each of the Loan Agreements has been executed by the respective obligors, each of whom to the knowledge of Seller, at the time of such execution, had capacity or authority to contract, as applicable, and any signature on any Loan Agreement is the true signature of the obligor on the Loan involved and to the knowledge of Seller, each of whom were timely provided with the appropriate disclosures in accordance with applicable Law.

(ii) To the knowledge of Seller, each Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal Laws and regulations promulgated thereunder, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, the Fair Debt Collection Practices Act, the Military Lending Act, the Small Business Act, equal credit opportunity, “know your customer,” and disclosure Laws, and to the extent, if any, that their applicability to Seller is not preempted by federal Laws and regulations, state and local Laws and regulations promulgated thereunder (for purposes of this clause (ii), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectability of the Loan or subjects the lender to any material penalty or liability).

(iii) Seller has provided to Buyer a true and accurate file of each Loan, including accrued and unpaid interest thereon, prepared as of a date within five (5) days prior to the Agreement Date, which data was true and accurate as of the date such data was provided to Buyer. To the knowledge of Seller, there are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans.

(iv) Except for Loans originated under the Small Business Act or under programs of the U.S. Small Business Administration serviced by a third-party, none of the Loans is presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any such Loan becoming subject to any such third-party servicing.

(v) To the knowledge of Seller, the Loans are enforceable against each of the obligors thereto in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights, generally and to general principles of equity, whether considered in a proceeding at law or in equity. To the knowledge of Seller, there is no valid claim or valid defense (including the defense of usury) to the enforcement of any Loan or a valid right of setoff or rescission and no such right has been asserted with respect thereto.

(vi) Seller has properly accounted for all of the Loans in all material respects in accordance with GAAP.

(vii) Seller is not in default under any of the Loans. To the knowledge of Seller, no event has occurred which, with the passage of time, will cause any obligor to be in a default under any Loan, and, to the knowledge of Seller, no obligor under any Loan is in default thereunder.

(viii) Each of the Loans may be assigned to Buyer without the approval or consent of any obligor.

(ix) Except as set forth on Schedule 6.1(i)(ix), the full principal amount of each of the Loans has been advanced to the obligor thereof, either by payment direct to him, her or it, or by payment made at his, her, or its direction, and there is no requirement for future advances thereunder. The unfunded loan commitments of each Loan as of March 31, 2024, is as stated Schedule 6.1(i)(ix).

(x) As of the date hereof Seller has not issued any letters of credit included in, or in respect of, any Loans.

(xi) Seller has not (i) amended, modified or supplemented any Loan or the related Loan Agreement in any material respect, (ii) waived any material provision of or default under any Loan or the related Loan Agreement; or (iii) agreed to forebear from exercising its rights at law or under the applicable Loan Agreement with respect to any Loan, except in accordance with its ordinary course of business or customary loan administration policies and procedures.

(j) Collateral. With respect to each Loan that is secured by collateral, all required actions have been properly taken to create a perfected mortgage or security interest in the respective collateral and, except as set forth on Schedule 6.1(j), each such Loan is secured by a security interest in the collateral in favor of Seller as mortgagee or secured party and fully enforceable in favor of Seller. No collateral has been released from the lien granted to Seller or subordinated to a claim of a third party (or any other claim against the borrower held by Seller), unless approved by Seller and documented in the Records.

(k) Safe Deposit Boxes. Seller has no knowledge of any items placed in a Safe Deposit Box in violation of the Safe Deposit Box Contracts or applicable Law.

(l) Employee Matters. A list of employees associated with the Target Branches is set forth on Schedule 6.1(l) (the “Employees”). Seller has complied in all material respects with all Laws relating to the employment of the Employees, including provisions relating to wages, hours, and the payment of social security or other taxes, and worker’s compensation or other insurance premiums with respect to the Employees. Except as set forth on Schedule 6.1(l), there are no written employment contracts or similar agreements between Seller and any of the Employees. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Target Branches, and, to the knowledge of Seller, there have not been any during the past three (3) years and are no pending organizational efforts to unionize or organize any employees at the Target Branches. There is no labor strike, arbitration, dispute, or slowdown or stoppage pending, or to the knowledge of Seller, threatened, involving the Employees.

(m) Third-Party Claims. There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal, that are pending or, to the knowledge of Seller, threatened against or affecting Seller, the Acquired Assets or the Deposit Liabilities, that, if determined adversely to Seller, could: (i) reasonably be expected to have a material adverse effect on the Acquired Assets or the Deposit Liabilities; or (ii) prohibit consummation of the Acquisition. There is no decree, judgment or order of any kind in existence, against, affecting or restraining Seller or any of its officers, employees or directors, from taking any actions of any kind in connection with the performance of this Agreement and the Acquisition.

(n) Taxes. Seller has no due and owing unpaid taxes that may result in liens being placed on the Acquired Assets or the Deposit Accounts.

(o) Compliance with Law. The business and operations of the Target Branches have been during the past three (3) years and are being conducted in material compliance with all Laws, including all regulations pertaining to the receipt of customer information required by state and federal Law concerning taxpayer identification numbers and social security numbers, except as would not reasonably be expected to have a material adverse effect on the business and operations of the Target Branches.

(p) Governmental Notices. Seller has not received notice from any Governmental Authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the Acquisition. The most recent CRA rating received by Seller was not less than “Satisfactory.”

(q) Deposit Liabilities. Schedule 6.1(q) includes a true and accurate list of all Deposit Accounts and the related Deposits Liabilities (including IRAs), and related information, prepared as of a date within five (5) Business Days prior to the Agreement Date. All of the Deposit Accounts domiciled at the Target Branches were accepted and remain in compliance in all material respects with all applicable Laws, orders and regulations and are insured by the FDIC to the maximum extent permitted by law. To the knowledge of Seller, all of the Deposit Liabilities were originated and administered, and are in material compliance with, the documents governing the relevant type of Deposit Liability. Seller has properly accrued interest on the Deposit Liabilities, and the Records respecting the Deposit Liabilities accurately reflect such accruals of interest. No action is pending, or, to the knowledge of Seller, threatened, by the FDIC with respect to the termination of deposit insurance with respect to the Deposit Liabilities. The Deposit Liabilities are in all material respects genuine and enforceable obligations of Seller. Seller has the right to transfer or assign each of the Deposit Liabilities to Buyer subject to receipt of applicable Regulatory Approvals. The balance of each Deposit Account included in the Deposit Liabilities as shown in the Records relating to the Acquired Asset are true and correct in all material respects.

(r) Assumed Contracts. The Assumed Contracts constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms (except as enforceability may be limited by bankruptcy laws and other Laws of a similar nature relating to creditors rights). Seller is not in default under any of the Assumed Contracts and, to the knowledge of Seller, no other party to any of the Assumed Contracts is in default thereunder. Except as set forth on Schedule 6.1(r), each of the Assumed Contracts may be assigned to Buyer by Seller without the approval or consent of any other Person. Seller has delivered to Buyer true and correct copies of each of the Assumed Contracts. Seller has not received any written notice of the intention of any party, and, to the Knowledge of Seller, no such party intends, to terminate any Assumed Contract.

(s) Sufficiency of Records. The Records contain accurate copies of all contracts, commitments or arrangements of a material nature related to the Acquired Assets, the Assumed Contracts, the Deposits Liabilities, Loan Agreements, and any other liability or obligation to be assumed by Buyer under this Agreement.

(t) No Broker. With the exception of Stephens Inc., no broker, finder or any other party or agent performing similar functions has been retained by Seller or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Seller or its Affiliates in connection with the Acquisition, and no brokerage fee or other commission has been agreed to be paid by Seller or its Affiliates on account of such transactions.

(u) No Undisclosed Liabilities. Seller does not have with respect to the Target Branches any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and, to the knowledge of Seller, there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability) required in accordance with GAAP to be reflected in an audited balance sheet of Seller or the notes thereto, except (i) for liabilities set forth or reserved against in Seller’s financial statements as of December 31, 2023, (ii) for liabilities occurring in the ordinary course of business of Seller since December 31, 2023, (iii) liabilities relating to the possible transactions contemplated by this Agreement, and (iv) as may be disclosed in on Schedule 6.1(u).

(v) Insurance. The Target Branches are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size and location. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

(w) Data Security.

(i) Seller (i) has collected, stored, and processed all personal and protected information related to the Target Branches in material compliance with (A) Seller’s rules, policies, and procedures (whether physical or technical in nature, or otherwise), (B) all applicable Laws and the Payment Card Industry Data Security Standard (PCI DSS), and (C) agreements Seller has entered into or by which it is bound (collectively, “Data Security Requirements”) and (ii) in the past three (3) years has complied with, and is in compliance with, all Data Security Requirements in all material respects. The consummation of the transactions contemplated by this Agreement and the transfer of any information in connection therewith will not breach or otherwise cause any violation of any Data Security Requirements.

(ii) With regard to the Target Branches, Seller has complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of its Ordinary Course of Business. Except as set forth in Schedule 6.1(w), with regard to the Target Branches, neither Seller nor a party contracted by Seller utilizing Personal Information has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in its possession or control at the Target Branches, or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other proceeding by any Governmental Authorities or other Person concerning Seller’s collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law, standard, policy, notice, or statement concerning privacy, data security, or data breach notification, and, to Seller’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

(x) No Class Actions or Regulatory Actions. Seller has not been the subject of any actual or threatened class actions or regulatory actions regarding its customary banking practices or procedures relating to the operation of its business at or impacting the Target Branches.

Section 6.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the Agreement Date, as follows:

(a) Good Standing and Power of Buyer. Buyer is a federally chartered credit union (federally insured by the NCUA) duly organized, validly existing and in good standing with all requisite power and authority to own its properties and to carry on its business as presently conducted.

(b) Authorization of Agreement. The execution, delivery and performance of this Agreement and the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c) Effective Agreement. Subject to the receipt of any and all necessary Regulatory Approvals and required consents, the execution, delivery and performance of this Agreement by Buyer and the consummation of the Acquisition will not conflict with, result in the breach of, constitute a violation or default or result in the acceleration of payment or other obligations under, or create a lien, charge or encumbrance under, any of the provisions of Buyer’s articles of association or bylaws, any judgment, decree or order, any Law, or any material agreement, material contract or material instrument to which Buyer is subject, in any case where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on Buyer’s ability to perform its obligations hereunder.

(d) Third-Party Claims. There are no claims, actions, suits or proceedings of any kind in any court or before any Governmental Authority or arbitration board or tribunal that are pending or, to the knowledge of Buyer, threatened against or affecting Buyer that, if determined adversely to Buyer, could: (i) reasonably be expected to have a material adverse effect on Buyer; or (ii) prohibit consummation of the Acquisition. There is no decree, judgment, or order of any kind in existence, against, affecting or restraining Buyer or any of its officers, employees, or directors from taking any actions of any kind in connection with the performance of this Agreement and the Acquisition.

(e) Regulatory Matters. Buyer has received no notice or communication from any state or federal credit union regulatory agency or authority, including the NCUA, indicating that such agency or authority would, and Buyer has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by Buyer of the Acquisition. There are no pending or, to the knowledge of Buyer, threatened legal or governmental proceedings against Buyer or any Affiliate of Buyer that would affect Buyer’s ability to obtain the Buyer Regulatory Approvals required in order to consummate the Acquisition.

(f) No Broker. With the exception of Olden Lane Inc, no broker, finder or any other party or agent performing similar functions has been retained by Buyer or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Buyer or its Affiliates in connection with the Acquisition, and no brokerage fee or other commission has been agreed to be paid by Buyer or its Affiliates on account of such transactions.

(g) Financial Ability. Buyer has the financial ability to pay the Purchase Price for the Acquired Assets and assume the Loans, Deposit Liabilities and other liabilities as provided in this Agreement and will be “well capitalized” under the applicable regulations of the NCUA and any other applicable state or federal regulatory authority upon consummation of the Acquisition and transactions contemplated by this Agreement.

Article 7
Actions Respecting Employees and Employee Benefit Plans

Section 7.1 Employment of Employees.

(a) Employment. Buyer intends to extend offers of employment, as of the Closing Date, to each of the Employees, except such employees as set forth on Schedule 7.1, who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and employment conditions, uniformly applied by Buyer and to the extent the same meet Buyer’s employment needs. Branch Employees (as hereinafter defined) will be offered similar salaries, duties and benefits as are available to similarly situated employees of Buyer. Employees accepting employment with Buyer are referred to herein individually and collectively as the “Branch Employees.” Nothing contained in this Agreement shall be construed as creating an employment agreement between Buyer and any Employee or guaranteeing employment for any Employee.

(b) Information. Seller will cooperate with Buyer, to the extent legally permissible, to provide Buyer with information about the Employees, including providing Buyer with access to the personnel files of those Employees of the Target Branches who provide Seller with their written consent thereto and a means to meet with the subject Employees.

Section 7.2 Terms and Conditions of Employment.

(a) General. The terms of employment for each Branch Employee shall be determined solely by Buyer in its sole and absolute discretion, subject to Section 7.1 herein. Without limiting the foregoing, each Branch Employee shall be offered employment subject to the following terms and conditions:

(i) Branch Employees will be eligible to participate in all Buyer employee benefit plans to the same extent that such plans are available to Buyer’s employees, including health, dental and vision insurance, life insurance, long-term disability insurance, bonus, profit sharing contributions and 401(k) plan. Branch Employees will be given credit for their past service with the Seller or its Affiliates (including any service credited from predecessors by merger with or acquisition by Seller or its Affiliates), to the extent permitted under Buyer’s plans. In the event that immediate eligibility is not available, Buyer will take reasonable steps to provide access to such benefits such that a coverage gap is not created for any Branch Employee.

(ii) To the extent permitted by applicable Law and Buyer’s plans, Buyer shall provide each Branch Employee with credit for such Branch Employee’s period of service with Seller or its Affiliates (including any service credited from predecessors by merger with or acquisition by Seller or its Affiliates) for purposes of eligibility and vesting, provided the same will not create an unreasonable cost to Buyer or unfairly favor certain employees over others, Buyer will take commercially reasonable steps to amend each employee benefits plan, severance plan, time-off program or other arrangement maintained, sponsored, adopted or contributed to by Buyer or its Affiliates in which Branch Employees may be eligible to participate, including but not limited to, Buyer’s 401(k) plan to ensure that Branch Employees receive such eligibility and vesting credit for service.

Notwithstanding anything set forth herein to the contrary, Buyer does not under any circumstances assume any liability related to the Seller’s employees arising out of any act or omission by Seller or existing or claiming to be existing in Seller’s work place prior to the Effective Time, including, but not limited to employment related claims such as harassment.

(b) Division of Obligations. Except as provided herein, Seller shall pay, discharge and be responsible for: (i) all salary and wages arising out of employment of the Branch Employees through the Closing Date; and (ii) any employee benefits (including vacation, sick and personal days accrued but unused) arising under Seller’s employee benefit plans and employee programs prior to the Closing Date (but not including medical benefits, if any, to Branch Employees who retire after the Closing Date), including benefits with respect to claims incurred on or prior to the Closing Date but reported after the Closing Date. From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Branch Employees by Buyer from and after the Closing Date, including all claims for welfare benefits plans incurred on or after the Closing Date. After the Closing, Seller shall retain the responsibility and liability for the funding and payment of all claims incurred on or before the Closing Date. Claims for disability under any long or short-term disability plan will be incurred on the date the employee is first absent from work because of the condition giving rise to such disability and not when the employee is determined to be eligible for benefits under the applicable welfare benefit plan.

(c) 401(k) Plans. Prior to the Closing Date and thereafter (as applicable), Buyer shall take such commercially reasonable action as may be required, subject to any applicable Law, including ERISA, including, if necessary, amendments to Buyer’s 401(k) plan, (i) to provide that each Branch Employee who meets the plan’s eligibility requirements as of the Closing Date will enter the plan for the purpose of making salary deferrals immediately following the Closing Date; (ii) to provide credit for prior service with Seller or its Affiliates (including any service credited from predecessors by merger with or acquisition by Seller or its Affiliates) for purposes of eligibility and vesting; and (iii) to permit each Branch Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code, including loans) in cash and notes in the case of loans in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Branch Employee from the Seller’s tax-qualified 401(k) plan to the Buyer’s 401(k) plan.

Section 7.3 Employee Benefit Programs. Seller’s obligations to the Employees, including Branch Employees, will be as set forth in Seller’s established policies, and Seller shall continue its employee benefit programs in full force and effect as benefit programs for the Employees, including Branch Employees, through the Closing Date, except for changes made to employee benefit programs for all of Seller’s similarly-situated employees. After the Closing, Seller shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date. For purposes of clarity, (i) Seller has no obligations or liability to Branch Employees for obligations incurred as employees of Buyer after the Closing; and (ii) Buyer has no obligations or liability to Branch Employees for obligations incurred as employees of Seller prior to the Closing.

Article 8
Conditions Precedent to the Closing

Section 8.1 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Acquisition is subject to the satisfaction, or the waiver in writing by Seller to the extent permitted by applicable Law, of the following conditions at or prior to the Closing:

(a) Prior Regulatory Approval. All Regulatory Approvals and authorizations from all federal and state authorities required for consummation of the Acquisition and operation of the Target Branches by Buyer shall have been received without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by Seller and shall be in full force and effect, and all applicable waiting periods shall have passed.

(b) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects as of the Agreement Date and shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless they speak to an earlier date); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the Agreement Date, and shall be true and accurate in all respects on the Closing Date as if then made.

(c) Covenants. Each of the covenants and agreements of Buyer to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Buyer and the provisions of Section 13.6 shall have been satisfied.

(d) No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party, that, in the reasonable judgment of the executive officers of both Buyer and Seller, with the advice of the counsel of each party, presents a bona fide claim to restrain that may reasonably be likely to enjoin or prohibit consummation of the Acquisition or that may reasonably likely to result in rescission in connection with such transactions. No preliminary or permanent injunction or other order by any federal or state Governmental Authority that prevents the consummation of the Acquisition shall have been issued and shall remain in effect.

(e) Closing Preparation. The Data Conversion shall have been scheduled with Buyer’s and Seller’s respective data processing providers, and Buyer, Seller and such data processing providers shall have completed the steps required to proceed with the Data Conversion on the Closing Date.

(f) Buyer Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the President or the Chief Financial Officer of the Buyer to the effect that each of the conditions specified above in Sections 8.1(b) and (c) are satisfied in all respects.

(g) Closing Documents. Buyer shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.6.

(h) No Material Adverse Effect. There shall have been no material adverse effect in the Acquired Assets or Deposit Liabilities between the Agreement Date and the Closing Date.

Section 8.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction, or the waiver in writing by Buyer to the extent permitted by applicable Law, of the following conditions at or prior to the Closing:

(a) Prior Regulatory Approval. All Regulatory Approvals and authorizations from all federal and state authorities required for consummation of the Acquisition and operation of the Target Branches by Buyer shall have been received without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by Buyer and shall be in full force and effect, and all applicable waiting periods shall have passed.

(b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall have been true and correct in all material respects as of the Agreement Date and shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless they speak to an earlier date); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the Agreement Date, and shall be true and accurate in all respects on the Closing Date as if then made.

(c) Covenants. Each of the covenants and agreements of Seller to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Seller.

(d) No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party that in the reasonable judgment of the executive officers of both Buyer and Seller, with the advice of the counsel of each party, presents a bona fide claim to restrain that is reasonably likely to enjoin or prohibit consummation of the Acquisition or that may reasonably be likely to result in rescission in connection with such transactions. No preliminary or permanent injunction or other order by any federal or state Governmental Authority that prevents the consummation of the Acquisition shall have been issued and shall remain in effect.

(e) No Material Adverse Effect. There shall have been no material adverse effect in the Acquired Assets or Deposit Liabilities between the Agreement Date and the Closing Date. For purposes of this Agreement, “material adverse effect” means any change, event or effect that is both material and adverse to (i) the Acquired Assets or Deposit Liabilities; or (ii) the ability of the applicable Party to perform its respective obligations under this Agreement, other than any condition, event, change, development, occurrence, result or effect to the extent directly or indirectly resulting from (A) national, international, foreign, domestic or regional social or political conditions applicable to comparable depository institutions generally; (B) changes in any economic, financial, monetary, debt, credit, capital or banking markets or conditions (including any disruption thereof) or trends; (C) changes in interest, currency or exchange rates or the price of any commodity, security or market index; (D) changes or conditions generally affecting the banking industry, including changes after the date hereof in GAAP, regulatory accounting requirements or Laws affecting banks or their holding companies, (E) the existence, occurrence or continuation of any pandemics, natural or manmade disasters, acts of God or any national, international or regional calamity, or (F) the execution, announcement, performance or existence of this Agreement (including its impact on customers and employees of the Target Branches) or the taking of any action to the extent expressly required or contemplated by this Agreement; provided, however, that any condition, event, change, development, occurrence, result or effect referred to in clauses (A) through (E) immediately above shall be taken into account in determining whether a material adverse effect has occurred to the extent that such condition, event, change, development, occurrence, result or effect has a materially disproportionate effect on the Acquired Assets or Deposit Liabilities compared to other businesses in the same industry.

(f) Closing Preparation. The Data Conversion shall have been scheduled with Buyer’s and Seller’s respective data processing providers, and Buyer, Seller and such data processing providers shall have completed the steps required to proceed with the Data Conversion on the Closing Date.

(g) Seller Officers’ Certificate. Buyer shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the President or the Chief Financial Officer of the Seller to the effect that each of the conditions specified above in Sections 8.2 (b) and (c) are satisfied in all respects.

(h) Closing Documents. Seller shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.5.

Section 8.3 Waivers of Conditions Precedent. The conditions specified in Section 8.1 and Section 8.2 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs, unless such failure of satisfaction is reserved in a writing executed by the waiving party at or prior to the Closing.

Article 9
Certain Transitional Matters

Section 9.1 Transitional Actions by Buyer. After the Closing, unless agreed to in writing by the Parties or is otherwise indicated herein:

(a) Payment of Items After the Closing Date. Buyer shall: (i) pay in accordance with Law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and withdrawal orders presented to Buyer by mail, over the counter, through electronic media or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by Buyer hereunder, whether drawn on checks, negotiable orders of withdrawal, drafts or withdrawal order forms provided by Buyer or Seller; and (ii) discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by Buyer hereunder; provided, however, that any obligations of Buyer pursuant to this Section 9.1 to honor checks, negotiable orders of withdrawal, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders or returned items (A) presented to Buyer more than sixty (60) days after the Closing Date or (B) on which a stop payment has been requested by the deposit customer. Seller shall submit and file any required reports on IRS Forms 945, 1098 and 1099, as well as all other informational tax reports with respect to interest paid on Deposit Liabilities for the periods prior to and through the Closing Date, and Buyer shall submit and file any required reports in IRS Form 945, 1098 and 1099, as well as all other informational tax reports with respect to interest paid on Deposit Liabilities for the periods beginning after the Closing Date. The provisions of this Section 9.1 shall in no way limit Buyer’s duties or obligations arising under Section 2.2(b).

(b) Notice to Customers. After receipt of all Regulatory Approvals and, with the concurrence of the Regulators, if required, at least thirty (30) Days before the Closing Date, but only after the waiver or satisfaction of all conditions to Closing (other than deliveries or conditions that by their nature are satisfied on the Closing Date), Buyer shall notify (i) all customers of the Target Branches and (ii) all other customers party to any Loan by letter, in a form reasonably acceptable to Buyer and Seller and in compliance with all applicable legal requirements, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of the pending Acquisition, Buyer’s assumption of the Deposit Liabilities and acquisition of the Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain Seller deposit-related services and/or Seller’s debit card and ATM services impacted by the Acquisition will be terminated. As an enclosure to such notices or as an enclosure to a separate notice sent by Buyer, in form reasonably acceptable to Seller, Buyer may furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by Buyer and the conversion of said accounts to Buyer accounts, including: (a) checks to appropriate depositors using the forms of Buyer with instructions to such depositors to utilize such Buyer checks on and after the Closing Date and thereafter to destroy any unused checks on Seller’s forms; and (b) debit cards to appropriate depositors using the forms of Buyer with instructions to such depositors to utilize such Buyer debit cards on and after the Closing Date and thereafter to destroy any debit cards issued by Seller. The expenses of the printing, processing and mailing of such letter notices shall be borne exclusively by Buyer. Seller shall cooperate with Buyer in providing other notices to customers of the Target Branches as Buyer may reasonably request, at the sole expense of Buyer. In addition, Buyer may, at its own expense, after the date on which all Regulatory Approvals have been received, or earlier with the written consent of Seller, communicate with and deliver information, brochures, letters and other communications to customers of the Target Branches concerning the transactions contemplated by this Agreement and concerning the business and operations of Buyer; provided, however, that all such communications shall be subject to the prior written approval by Seller, which shall not be unreasonably withheld or delayed.

(c) Mailing to Loan Customers. Buyer shall, as soon as practicable after the Closing Date, but in no event more than five (5) Business Days after the Closing Date, prepare and transmit at Buyer’s expense to each of the obligors on Loans transferred to Buyer pursuant to this Agreement a notice to the effect that the Loan has been transferred, and directing that payment be made to Buyer at the address specified by Buyer, with Buyer’s name as payee on any checks or other instruments used to make payments and, with respect to such Loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Buyer as the person to whom and place at which payments are to be made. Buyer shall be responsible for any notice of transfer required under the Flood Disaster Protection Act (42 U.S.C § 4001, et. seq.), if applicable to any Loans.

(d) Uncollected Items. Buyer shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, withdrawal orders or returned items credited as of the close of business on the Closing Date to a Deposit Account assumed by Buyer hereunder that are returned uncollected to Seller after the Closing Date. The foregoing shall include an amount equivalent to holds placed upon such Deposit Account for items cashed by Seller as of the close of business on the Closing Date.

(e) Data Processing. All tasks and obligations concerning the provision of data processing services to or for the Target Branches after the Closing, other than those specifically set forth in, and to the extent assumed by Seller pursuant to Section 9.2(b), if any, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, Buyer; provided, however, Seller shall cooperate with Buyer on completing such tasks and obligations where Seller may have or control such information or materials necessary for the completion of such task or obligation during the Data Conversion.

(f) Cooperation. Buyer shall use its best efforts to cooperate with Seller in assuring an orderly transition of ownership of the Acquired Assets and responsibility for the liabilities, including the Deposit Liabilities and Loans.

(g) Access.

(i) Buyer hereby grants to the Seller and its contractors access to the Target Branches until 5:00 p.m. five (5) Business Days immediately after the Closing Date during the normal business hours of the Target Branches, or such other later date and time as the parties may agree, at no cost or expense to Buyer, to conduct activities consistent with this Agreement in conjunction with the Acquisition; provided, however, that each Party shall conduct such activities in a manner that does not significantly interfere with the normal business activities and operations of the Target Branches.

(ii) Seller hereby grants to the Buyer and its contractors access to the Target Branches beginning five (5) Business Days immediately prior to the Closing Date during the normal business hours of the Target Branches, or such other earlier date and time as the parties may agree, at no cost or expense to Seller, to conduct activities consistent with this Agreement in conjunction with the Acquisition; provided, however, that each Party shall conduct such activities in a manner that does not significantly interfere with the normal business activities and operations of the Target Branches.

Section 9.2 Transitional Actions by Seller. After the Closing, unless agreed to in writing by the Parties or is otherwise indicated herein:

(a) Cooperation. Seller shall use its best efforts to cooperate with Buyer in assuring an orderly transition of ownership of the Acquired Assets and responsibility for the liabilities, including the Deposit Liabilities and Loans, and Seller shall provide final statements as of the Closing Date and Data Conversion Date, in conjunction with appropriate Deposit Liabilities, with interest and service charges prorated to the close of business on the Closing Date. For prorations, if any, that cannot be reasonably calculated as of the Closing, a post-Closing adjustment shall be made in the manner specified in Section 3.5.

(b) Data Conversion. As soon as reasonably practicable after the Agreement Date, Seller shall use commercially reasonable efforts to provide Buyer with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts and Loans maintained at the Target Branches (such Deposit Accounts and Loans, collectively, the “Accounts”). As soon as practicable after the Agreement Date, Seller shall provide to Buyer file formats relating to the Accounts in such form as agreed between Seller and Buyer for the purpose of effecting the conversion of all of Seller’s information with respect to the Accounts and Loans to Buyer’s data processing system (the “Data Conversion”). Buyer shall review and analyze such materials, including the file formats and test tapes, and shall advise Seller in writing of any defects or concerns relating thereto not later than thirty (30) Business Days after receipt thereof. The cost of all materials and services provided pursuant to this Section 9.2(b) shall be split between Buyer and Seller; provided that any early termination or deconversion fees asserted by Seller’s data processors shall remain the sole responsibility of Seller.

(c) Payment Items. If any holder of a Deposit Liability draws a check, has or makes an automated clearinghouse generated debit or credit with respect to his or her account, makes an ATM deposit or withdrawal, draft or withdrawal order against his or her account which is presented or charged to Seller within thirty (30) days after the Closing Date, Seller may pay the same and Buyer will reimburse Seller for any such payment or charges. Seller and Buyer shall settle within the next Business Day any such deposits received by Seller and any checks, drafts or orders of withdrawal presented by Seller to Buyer, so long as presentment is made by 3:00 p.m. on the date of presentment of such item by the depositor. In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by holders of the Deposit Liabilities, Buyer agrees, at its sole cost and expense, to use all commercially reasonable efforts and in accordance with Section 9.1(b) to cause holders of the Deposit Liabilities to be furnished with checks in the forms of Buyer and to encourage their usage.

(d) Loan Payments and Information Received After the Closing Date. Seller agrees to forward promptly (which shall mean, for the first ninety (90) days after the Closing Date, delivery by an overnight courier service at Seller’s sole expense) to Buyer: (i) any payments (properly endorsed without recourse as necessary) which are received by Seller on or after the Closing Date that relate to the Loans, and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to Seller; and (ii) any notices or other correspondence received on or after the Closing Date relating to the Loans or other Acquired Assets.

(e) Employee Training. Prior to the Closing Date, Seller shall cooperate with Buyer, at no expense to Seller, in making Branch Employees available at reasonable times for a program of training Buyer deems advisable; provided, however, that Buyer shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Branch Employees. Buyer shall make request of Seller for training opportunities prior to the Closing Date. Such requests, which shall specify the time, place and duration of such training, must be approved by Seller, which approval will not be unreasonably withheld.

(f) IRAs. Seller shall resign as custodian of each IRA maintained at the Target Branches and assign the custodianship of such accounts to Buyer upon the Closing.

(g) ATM/Debit Cards. Seller shall terminate its ATM/debit card service, effective as of the close of business on the Business Day immediately preceding the Closing Date, or at such other date and time as Seller and Buyer may mutually agree. Such terminations shall be preceded by the notice described in Section 9.1(b). Seller shall aid and encourage the conversion or change over with respect to direct deposit or payroll and retirement payments service relating to the Deposit Accounts after the Data Conversion Date for a period of sixty (60) days; provided that Buyer shall assume all responsibility and liability with respect thereto after the Closing. Seller will continue to redirect and/or pass through relevant ACH transactions on Deposit Accounts for a period of sixty (60) days after the Data Conversion Date.

(h) Automated Clearing House Transactions.

(i) Until the date that is sixty (60) days following the Closing Date, Seller will continue to redirect and/or pass through relevant Automated Clearing House (“ACH”) debit or credit transactions (“ACH Entries”) on Deposit Accounts for a period of sixty (60) days following the Closing Date (the final Business Day of such period being the “ACH Entries Cut-Off Date”).

(ii) Seller shall transfer to Buyer all received ACH Entries by 9:00 a.m., Eastern time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain ACH Entries effective for that Business Day only. Buyer shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable Deposit Account or the applicable Deposit Account being closed. Compensation for ACH Entries not forwarded to Buyer on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the ACH Entries Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Target Branches. At the time of the ACH Entries Cut-Off Date, Buyer will provide ACH originators with account numbers relating to the Deposits.

(iii) Buyer agrees that in the event that it or any of its Affiliates receives any ACH Entries related to the Deposits prior to the Closing (each, an “Unauthorized ACH Entry”), Buyer shall not accept such Unauthorized ACH Entry and return the related ACH Entries to the originators through the ACH clearing house. Buyer agrees to indemnify Seller for any claims or losses that Seller may incur as a result of Buyer’s non-compliance with its obligations set forth in the preceding sentence.

(iv) As soon as practicable after the notice provided in Section 9.1(b), Buyer shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for ACH Entries of such accounts by third parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Buyer. Beginning on the Closing Date, Buyer shall provide, through the ACH clearing house, electronic Notification of Change Entries to the ACH originators of such ACH Entries with account numbers relating to the Deposits. Buyer shall provide an ACH Notification of Change test file to Seller for validation of format at least fourteen (14) calendar days prior to the Closing Date.

(v) Buyer shall establish ACH service prior to the Closing Date for all ACH originator accounts. As soon as practicable after the notice provided in Section 9.2(b), Buyer shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to the Closing Date including appropriate client testing. Any ACH origination file received prior to the Closing Date regardless of the effective date will be processed by Seller. Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, the Closing Date. Seller may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to sixty (60) calendar days following the Closing Date or the effective date of the last file processed by the Seller prior to the Closing Date, whichever is later. These settlement transactions will be posted to the Buyer’s deposit account and Buyer will be provided the details of these transactions to post.

(i) Notice to FRB. As of the opening of business on the first Business Day after the Closing Date, Seller and Buyer shall provide the appropriate Federal Reserve Bank (the “FRB”) with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities (collectively, the “Paper Items”). Buyer shall solely bear all charges and costs imposed by the FRB in connection with the reassignment of account number ranges for sorting the Paper Items. Seller and Buyer shall arrange for appropriate daily settlement between the Parties to promptly effect the transmission of all monies associated with the matters set forth in this Section 9.2(i). Seller shall not be liable to Buyer for any failure to provide the data required by this Section 9.2(i) to the extent any such failure results from causes beyond Seller’s control, including war, strike or other labor disputes, acts of God, errors or failures of the FRB or a participating regional or local clearinghouse, or equipment failure or other emergency wherein Seller or its agent processor has been unable to process clearings from the FRB or such clearinghouse.

(j) Safe Deposit Boxes. Seller shall resign as custodian of each Safe Deposit Box maintained at the Target Branches and assign the custodianship of such accounts to Buyer upon the Closing.

Section 9.3 ATM and Debit Cards. As soon as reasonably practicable after the Agreement Date, Seller shall use commercially reasonable efforts to provide, a file format or file layout, and as soon as reasonably practicable before the Closing Date, a current file format, containing customer name, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards, and issue dates and/or open dates as to all ATM and debit cards issued to depositors of the Target Branches. Seller shall cause its ATM processor to deactivate the operation of Seller’s ATM and debit cards completely, or to deactivate or disconnect the Deposit Accounts from Seller’s ATM and debit cards, no later than the close of business on the Business Day immediately prior to the Closing Date, such that all activity generated by Seller’s ATM and debit cards shall have settled prior to the Closing Date. All transactions and activity related to Seller’s ATM and debit cards, including charge-backs and re-presentments, after the Closing Date that are received or forwarded to Seller will be accepted and forwarded by Seller to Buyer, along with all corresponding funds. Seller thereafter agrees to immediately notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to Buyer. Seller agrees to deactivate the Purchased ATMs on or before the close of business on the Business Day immediately prior to the Closing Date. Thereafter, Buyer shall reconfigure the Purchased ATMs to its standards for activation as of the Closing Date. Seller and Buyer agree to cooperate with each other to assure that all transactions (including liabilities) originated through the Purchased ATMs, or originated with the Seller’s ATM cards, prior to or on the Closing Date shall be for the account of Seller and all transactions originated after the Closing Date shall be for the account of Buyer. A post-Closing adjustment shall be made in the manner set forth in Section 3.5 to reflect all such transactions that cannot be reasonably calculated as of the Closing. The costs and expenses for all materials and services provided pursuant to this Section 9.3 shall be the sole responsibility of Buyer.

Article 10
Additional Covenants

Section 10.1 Further Assurances.

(a) From and after the Agreement Date, the Parties agree to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement the transactions contemplated by this Agreement. Without limiting the foregoing, Seller agrees to execute and deliver such bills of sale, acknowledgments and other instruments of conveyance and transfer as, in the reasonable judgment of Buyer, shall be necessary and appropriate to vest in Buyer the legal and equitable title to the Acquired Assets being conveyed to Buyer hereunder.

(b) Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other documents relating thereto.

Section 10.2 Removal of Signs. On or about the Closing Date, all exterior signage (but not the sign structure) and the lettering and/or fascia (but not the sign structure) and all interior signs depicting the name of Seller or its associated logos shall be removed and replaced with signs depicting the name and the associated logos of Buyer. Prior to the Closing Date, Seller and Buyer shall agree upon a third party, if necessary, to remove any signs identifying Seller located at the Target Branches, including all interior and exterior signs depicting Seller’s name or its associated logos. Prior to the Closing Date, Seller shall obtain all necessary consents from Landlords for the removal and replacement of the signs, as necessary, and Seller shall cooperate with Buyer to obtain any necessary zoning or other municipal approvals. The costs incurred in connection with the actual removal of Seller’s signage (including the transportation or storage thereof) shall be borne by Seller. Prior to the Closing, Seller shall cooperate with any reasonable requests of Buyer directed to obtaining specifications for the procurement of new signs of Buyer’s choosing for installation by Buyer immediately after the close of business on the Closing Date; provided, however, that Buyer’s receipt of all sign specifications shall be obtained by Buyer in a manner that does not significantly interfere with the normal business activities and operations of the Target Branches, and which shall be at the sole expense of Buyer. Seller shall not be responsible for costs and expenses in connection with the construction or placement of any signs by Buyer at the Target Branches.

(a) Within ten (10) Business Days of the date of this Agreement, Buyer and/or its representatives shall be permitted reasonable access to review the Target Branch for the purpose of planning to install automated equipment for use by Branch Employees. Upon the earlier of (a) receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods) or (b) sixty (60) calendar days prior to the Closing Date, Seller will grant to Buyer a license at the Target Branch to (i) install voice and data circuits to the main point of entry at the Target Branch, (ii) install Buyer’s network interface equipment (router/switches), and (iii) extend circuit demarcation points from the main point of entry at the applicable Branch to such network interface equipment (collectively, the “Infrastructure Installation”); it being agreed that, under no circumstance, shall the Infrastructure Installation include the installation or modification of station cabling for equipment, including printers, phones, personal computers and security cameras. All Infrastructure Installations shall be in accordance with the following terms and conditions:

(i) The Infrastructure Installation shall be at the sole cost and expense of Buyer, including the cost of obtaining all permits, licenses or other approvals, and the cost of internal or external utility relocation. The Infrastructure Installation shall be completed in a commercially reasonable and workmanlike manner and shall comply with the requirements of all local, state, and federal governmental authorities. Buyer shall be solely responsible for repairing or replacing any damage or destruction to its installed infrastructure. Additionally, Buyer shall repair any damage occurring at any Branch during the Infrastructure Installation process as a result of the installation and shall restore any area altered to its pre-existing condition if the Closing does not occur. Seller shall bear the cost of moving Seller’s furniture, fixtures, equipment and any other asset that are not acquired or assumed by Buyer pursuant to this Agreement.

(ii) The Infrastructure Installation shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches. The Infrastructure Installation that would reasonably be expected to interfere with Seller’s normal business activities or with the business activities of other users of the property at which the Branch is situated may be required to be scheduled after regular business hours, at Buyer’s sole cost and expense.

(iii) If the Target Branch is located on Leased Real Property, the Infrastructure Installation shall comply with the Branch Lease Agreement, including obtaining the landlord’s approval of any Infrastructure Installation if required.

(iv) Buyer agrees that the Infrastructure Installation shall be at the risk of Buyer, and Buyer hereby assumes all risk and responsibility for any loss, damage to, or theft of the Infrastructure Installation and neither Seller nor its Affiliates or insurers shall be liable to Buyer for any injury or damage to the Infrastructure Installations arising from any act or omission of any officer, director, shareholder, employee, agent, contractor or invitee of Seller or any of its Affiliates or the act or omission of any other person whatsoever. Neither Seller nor any of its Affiliates will be insuring, and shall have no obligation to insure, directly or as part of any policy of insurance now or hereafter held by Seller or any of its Affiliates in whole or in part with respect to the Branches, any of the Infrastructure Installations.

Section 10.3 Information After the Closing.

(a) Records Retention. Buyer shall retain and preserve the Records that were in existence prior to the Closing for as long as may be required by applicable Law. Upon written request of Seller to Buyer, Buyer shall provide Seller, at Seller’s sole expense, with reasonable access to, or copies of, such information and Records to permit Seller or its Affiliates to comply with or contest any applicable legal, tax, banking, accounting or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Target Branches prior to the Closing.

(b) Customer Research. For six (6) months following the Data Conversion Date, and upon the reasonable request of Buyer, Seller will conduct reasonable searches of its records pertaining to the Deposit Accounts in connection with any specific customer inquiries concerning transactions involving the Deposit Accounts occurring before the Data Conversion Date. All such searches will be performed by Seller in accordance with its ordinary business practices in responding to customer inquiries.

Section 10.4 Individual Retirement Accounts. All IRAs related to the Target Branches to which the owner thereof has objected to the assignment to Buyer in accordance with the governing agreements thereof shall not be assigned by Seller to Buyer, or be assumed by Buyer. Seller may thereafter, at its option, elect to retain such IRAs, advise the account holders that it has withdrawn its position as custodian or transfer the amount in such IRAs to the appropriate account holders. Buyer will be reimbursed for the pro-rata portion of the Deposit Premium paid on deposits for the IRA customers who object to the assignment.

Section 10.5 Environmental Review.

(a) Environmental Surveys. Within thirty (30) days after the Agreement Date, Buyer may complete, at its sole expense, a Phase I environmental assessment or an update of the existing Phase I environmental assessment (the “Environmental Survey”) of any portion of the Real Estate or the Leasehold Interests. In the event the Environmental Survey indicates the presence or the suspected presence of an Environmental Condition (in the sole discretion of Buyer), Buyer will give Seller written notice of the presence or the suspected presence of the Environmental Condition within five (5) Business Days of receipt of the Environmental Survey, together with all information Buyer possesses relating to the Environmental Condition; provided, however Buyer’s activities on the Real Estate or the Leasehold Interests with respect any Environmental Survey will not (i) include intrusive tests or inspections without Seller’s prior written consent, or (ii) significantly interfere with the normal business activities and operations of the Target Branches.

(b) Phase II Survey. Within thirty (30) days of receipt of the notice of the presence or suspected presence of an Environmental Condition from Buyer pursuant to Section 10.5(a), Buyer may complete a physical examination and investigation of the Environmental Condition indicated in the Environmental Survey (the “Phase II Survey”) at its sole expense. The subject, scope, manner and method of the Phase II Survey shall be subject to Seller’s prior review and approval, and shall not significantly interfere with the normal business activities and operations of the Target Branches. At all times, Seller shall have access to all field data, analytical data and analytical results obtained or generated in connection with the Phase II Survey. Upon Buyer’s receipt of a final written report of the Phase II Survey, Buyer shall promptly deliver to Seller copies of the Phase II Survey report, all written reports, analytical data, correspondence, notices or other written materials relating thereto (which collectively constitutes the “Phase II Report”).

Section 10.6 Title.

(a) Title Commitment. Seller shall deliver to Buyer, at Buyer’s sole expense, with respect the Real Estate, no later than forty-five (45) days after the Agreement Date, a commitment for an ALTA Owner’s Form B Title Insurance Policy on the current ALTA form (the “Title Commitment”) for the Evesham Branch, in an amount equal to $2,050,000.00, having an effective date as near as practicable to the date of delivery of such Title Commitment, from a title insurance company designated by Seller and reasonably satisfactory to Buyer (the “Title Insurer”).

(b) Survey. Within ten (10) Business Days after the Agreement Date, Seller shall deliver to Buyer Seller’s existing survey(s) of the Real Estate, if any. Buyer shall have the option to obtain, at Buyer’s sole expense, its own survey within thirty (30) days of the Agreement Date, which: (i) shall include easements, if any, that are for the benefit of all or any portion of the Real Estate; (ii) shall be updated and certified to Buyer, the Title Insurer and such other persons as Buyer shall reasonably request, by a registered New Jersey land surveyor, as having been prepared, as updated, in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping for Class A-Urban Surveys; and (iii) shall show any encroachments over recorded easements or onto adjacent property by the building or other improvements on the Real Estate or encroachments onto the Real Estate by any improvements located on the adjacent property. (“Survey”) shall mean Seller’s existing survey, unless Buyer obtains its own survey as set forth above, in which case “Survey” shall mean Buyer’s survey.

(c) Title Defects. Upon receipt of the Title Commitment, the Survey and all documents referenced by such Title Commitment and the Survey, Buyer will have a period of five (5) days to examine the Title Commitment and notify Seller in writing (“Title Defect Notice”) of (i) any defects or objections affecting the marketability of the title to the Real Estate, other than Permitted Exceptions (the “Title Defects”), and (ii) any endorsements (“Title Endorsements”) to the Title Policy reasonably required by Buyer, which shall include an extended coverage endorsement guaranteeing over all general or standard exceptions to title customarily contained in such Title Policy and a 3.1 zoning endorsement (with parking coverage). Upon its receipt of a Title Defect Notice, Seller shall have until the Closing Date to cure the identified Title Defects and obtain the Title Endorsements. If Seller elects not to cure the Title Defects or obtain the Title Endorsements, or fails to cure the Title Defects or obtain the Title Endorsements by the Closing Date, Buyer shall have the option to: (y) not purchase the Real Estate; or (z) accept title to the Real Estate subject to the Title Defects without the Title Endorsements, in which event each such Title Defect shall be deemed to be a Permitted Exception.

(d) Title Policy. At the Closing, Seller shall obtain and deliver to Buyer an owner’s title insurance policy, or an irrevocable commitment to issue such a policy, dated as of the Closing Date, on ALTA Owner’s Form with respect to the Real Estate issued by the Title Insurer, insuring the fee simple estate of Buyer in the Real Estate in the amount not less than the same amount as the Title Commitment therefore, subject only to the Permitted Exceptions (the “Title Policy”) and containing the Title Endorsements. The cost of the Title Policy shall be the sole responsibility of Buyer.

(e) Transfer Taxes; Fees. The taxes on the transfer of the Real Estate and Loans shall be borne by the Party responsible pursuant to applicable Law; provided, however, that to the extent applicable Law is silent on responsibility, and absent common practice and custom, the responsibility for such taxes shall be split equally by Buyer and Seller.

Section 10.7 Destruction of or Damage to the Target Branches. From the Agreement Date through the Closing Date, Seller shall operate and manage the Target Branches consistent with past practices and shall maintain the Target Branches in a state of good repair and working order, ordinary wear and tear excepted; and (b) Seller shall maintain property insurance coverage upon the Target Branches, which shall not be less than the full replacement value of the Real Estate and the Fixed Assets. In the event any portion of the Target Branches is damaged or destroyed by fire, flood, earthquake or other casualty, in an amount exceeding $50,000, between the Agreement Date and the Closing Date, Seller shall promptly notify Buyer in writing of such damage or destruction, and shall use its commercially reasonable efforts to repair such damage or rebuild such destroyed portion of the Target Branches as soon as practicable solely through application of the proceeds of such insurance coverage. If, on the Closing Date, any portion of the Target Branches has not been fully repaired or replaced and such failure to fully repair or replace the damaged portion of the Target Branches results in a significant interference with the normal business activities and operations of the Target Branches, Seller shall assign any unexpended insurance proceeds to Buyer. In the event of any damage to the Leasehold Interests, Seller shall notify Buyer of the same and shall proceed as required under the applicable Lease.

Section 10.8 Seller Restrictive Covenants.

(a) Covenant Not to Compete. Seller hereby covenants and agrees that for a period of eighteen (18) months following the Closing Date (the “Restricted Period”) neither Seller nor any Affiliate of Seller shall:

(i) establish any de novo brick and mortar or in-store branch office, acquire any brick and mortar or in-store branch office of an existing financial institution, establish an ATM or new loan production office within the counties of operation of the Target Branches, as in existence on the date of this Agreement (the “Restricted Area”), provided, however, that this Section 10.8(a)(i) shall not limit Seller’s ability to assume operations of a branch within the Restricted Area in connection with Seller’s acquisition of or merger with another financial institution not headquartered in New Jersey; or

(ii) knowingly and directly target and solicit deposits, loans, brokerage, credit or debit cards, or any other business from customers (both commercial and consumer) whose Deposit Liabilities are assumed or whose Loans are acquired by Buyer hereunder.

provided, however, that notwithstanding the foregoing, Seller shall not be deemed to be in violation of this Section by virtue of (i) Seller’s use of general non-targeted bank advertising, such as television, radio, billboards and social media (including through operations of a digital bank except to the extent that such digital bank is targeted to the Restricted Area despite not having a physical presence), and (ii) Seller responding to unsolicited inquiries by the customers of the Deposit Accounts and/or Loans with respect to banking or other financial services.

(b) Covenant Not to Solicit. During the Restricted Period, Seller and its Affiliates will not directly solicit any Branch Employees as officers or employees of Seller; provided, however, that this Section shall not apply to Seller’s use of general non-targeted employment advertising or to any Branch Employee whose employment is terminated by Buyer. Seller agrees that, except in accordance with the other provisions of this Agreement, from the date hereof through the second anniversary of the Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Buyer or otherwise interfere with Buyer’s employment relationships with any employees of Buyer, whether a Branch Employee or otherwise.

(c) Remedies. If Seller or its Affiliates violate any of the obligations under this Section, Buyer may proceed against Seller in law or in equity (without the necessity of posting bond or proving damages) for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of the obligations set forth in this Section may cause Buyer to suffer irreparable harm that may not be adequately compensated for by money damages. Seller therefore agrees that, in the event of any actual or threatened violation of the terms of this Section by it or its Affiliates, Buyer shall be entitled, in addition to any other remedies available to it, to a temporary restraining order and to preliminary and final injunctive relief against Seller or its Affiliates to prevent any violations of the terms of this Section, without the necessity of posting a bond. If any provision contained in this Section is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section, but this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section is held to cover a geographic area or to be of a length of time which is not permitted by applicable Laws and regulations, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect. Instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Laws and regulations.

Section 10.9 Buyer Restrictive Covenants.

(a) Prior to the Closing Date, Buyer shall not solicit the customers associated with the Deposit Accounts and Loans through advertising specifically referencing or targeted to such customers nor transact their respective businesses in such a way that is reasonably likely to (a) induce such customers to close Deposit Accounts or payoff Loans with Seller and open deposit accounts or make loans directly with Buyer, or (b) result in the transfer of all or a portion of an existing Deposit Accounts or Loans from Seller. Notwithstanding the foregoing sentence, Buyer shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such customers through branch offices of Buyer, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services offered by Buyer and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof. The foregoing shall not prevent Buyer’s general solicitation of individuals in Buyer’s field of membership.

(b) During the Restricted Period, Buyer and its Affiliates will not directly solicit any officers or employees of Seller who are not becoming a Branch Employee; provided, however, that this Section shall not apply to Buyer’s use of general non-targeted employment advertising or to any Branch Employee whose employment is terminated by Seller. Seller agrees that, except in accordance with the other provisions of this Agreement, from the date hereof through the second anniversary of the Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Seller or otherwise interfere with Seller’s employment relationships with any employees of Seller.

(b) If this Agreement is terminated before Closing, Buyer hereby covenants and agrees that for a period of eighteen (18) months following the date of termination neither Buyer nor any Affiliate of Buyer shall knowingly and directly target and solicit deposits, loans, brokerage, credit or debit cards, or any other business from customers (both commercial and consumer) of the Seller; provided, however, that notwithstanding the foregoing, Buyer shall not be deemed to be in violation of this Section by virtue of Buyer’s or any of its Affiliate’s use of general non-targeted bank advertising. Further, during such eighteen (18) month period, Buyer and its Affiliates will not directly solicit any of Seller’s employees as officers or employees of Buyer; provided, however, that notwithstanding the foregoing, Buyer shall not be deemed to be in violation of this Section by virtue of its use of general non-targeted employment advertising.

(c) If Buyer or its Affiliates violate any of the obligations under this Section, Seller may proceed against Buyer in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of the obligations set forth in this Section may cause Seller to suffer irreparable harm that may not be adequately compensated for by money damages. Buyer therefore agrees that, in the event of any actual or threatened violation of the terms of this Section by it or its Affiliates, Seller shall be entitled, in addition to any other remedies available to it, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or its Affiliates to prevent any violations of the terms of this Section, without the necessity of posting a bond. If any provision contained in this Section is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section, but this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section is held to cover a geographic area or to be of a length of time which is not permitted by applicable Laws and regulations, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect. Instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Laws and regulations.

Article 11
Termination

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Buyer;

(b) by Buyer if: (i) any of the conditions in Section 8.2 of this Agreement has not been satisfied on or before the Termination Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement); and (ii) Buyer has not waived such condition on or before the Closing Date; provided that any delays with respect to the Data Conversion required by Section 9.2(b) shall extend the Termination Date on a day for day basis;

(c) by Seller if: (i) any of the conditions in Section 8.1 of this Agreement has not been satisfied on or before the Termination Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement); and (ii) Seller has not waived such condition on or before the Closing Date; provided that any delays with respect to the Data Conversion required by Section 9.2(b) shall extend the Termination Date on a day for day basis; and

(d) by either party after the Termination Date, in the event the Acquisition has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, except as otherwise set forth in this Agreement, no Party hereto shall have any liability or further obligation to the other Party. The termination of this Agreement pursuant to Section 11.1 shall not release any Party hereto from any liability or obligation to the other Party hereto arising from (i) an intentional breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the intentional actions or inactions of such party. The provisions contained in Section 13.6 shall survive the termination of this Agreement.

Article 12
Indemnification

Section 12.1 Indemnification by Seller. After the Closing Date, Seller agrees to indemnify Buyer against, and hold Buyer harmless from: (i) any claim, loss, damage, cost or expense (including reasonable attorneys’ fees and expenses of litigation) that Buyer or its Affiliates, including their respective employees, directors, officers or agents, may incur or suffer by reason of the inaccuracy of any representation or warranty made by Seller or the breach of any of the agreements or covenants of Seller contained herein or in accordance with the provisions hereof; and (ii) any liability or obligation of any nature and any loss, damage, cost or expense (including reasonable attorneys’ fees and expenses of litigation) that is incurred or suffered by Buyer and that is based upon or pertains to the operation of the Target Branches by Seller or the ownership or operation of the Acquired Assets on or prior to the Closing Date, including, but not limited to, the Excluded Liabilities (excluding any liability or obligation of any nature pertaining to the Acquisition).

Section 12.2 Indemnification by Buyer. After the Closing Date, Buyer agrees to indemnify Seller against, and hold Seller harmless from: (i) any claim, loss, damage, costs or expenses (including reasonable attorneys’ fees and expenses of litigation) that Seller or its Affiliates, including their respective employees, directors, officers or agents, may incur or suffer by reason of the inaccuracy of any representation or warranty made by Buyer herein, the breach of any of the agreements or covenants of Buyer contained herein or in accordance with the provisions hereof; and (ii) any liability or obligation of any nature and any loss, damage, cost or expense (including reasonable attorneys’ fees and expenses of litigation) that is incurred or suffered by Seller or its Affiliates, including their respective employees, directors, officers, and that is based upon or pertains to the operation of the Target Branches by Buyer after the Closing Date, including, but not limited to, the Acquired Assets, the Deposit Liabilities, or any other assumed liabilities (excluding any liability or obligation of any nature pertaining to the Acquisition).

Section 12.3 Third Party Claims. In the event any action, suit or other proceeding shall be commenced or a claim shall be made against either party as to which such party may assert a right of indemnification under this Article 12 (each, an “Indemnified Party”), such Indemnified Party shall give prompt written notice thereof to each person obligated to indemnify the Indemnified Party under this Article 12 (each, an “Indemnifying Party”), (any delay or failure to provide written notice shall not relieve the Indemnifying Party of its obligations hereunder except if the Indemnifying Party is actually and materially prejudiced by reason of such delay or failure)

and such Indemnifying Party shall be entitled to control the defense thereof, including employment, at such Indemnifying Party’s expense, of counsel reasonably satisfactory to the Indemnified Party (which consent shall not be unreasonably withheld); provided, however, that if the Indemnifying Party controls the defense of any such action, suit or other proceeding (i) it will be conclusively established for purposes of Section 12.1 or Section 12.2, as applicable, that the claims made therein are within the scope of and subject to indemnification thereunder; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent and (iv) the compromise or settlement does not impose injunctive or other non-monetary equitable relief against the Indemnified Party; provided, further, that the Indemnified Party may employ, at the Indemnifying Party’s expense, its own counsel if its interests are, in its reasonable opinion, in conflict with those of the Indemnified Party or are not being adequately represented. In the event the Indemnifying Party does not elect to control the defense of any claim within ten (10) Business Days of the notice thereof from the Indemnified Party, the Indemnified Party may contest, or upon prior approval of the Indemnifying Party, settle any claim or liability that, if established, would be subject to indemnification hereunder and, in such event, all reasonable legal fees, disbursements and other costs and expenses of such contest or settlement shall also be an item of indemnification hereunder.

Section 12.4 Survival. Any provision of this Agreement that imposes an obligation or restriction, or confers a right or benefit, the observance, performance, or exercise of which may or must occur after the Closing Date, shall survive the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in this Agreement shall survive for a period that is twenty-four (24) months after the Closing Date (the “Survival Date”), provided however, that any claim for indemnity made by an Indemnified Party on or prior to the Survival Date shall survive until such claim is finally resolved. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations will not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

Section 12.5 Indemnification Limits. Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 12.1 or Section 12.2 for any losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable losses sustained by the indemnified party shall exceed $25,000 (the “Deductible”), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable losses in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 12.1 or by Purchaser pursuant to Section 12.2, as applicable, shall be $7.0 million; provided, further, that an indemnifying party shall not have any liability under Section 12.1 or Section 12.2 for any individual items where the loss relating thereto is less than $25,000. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

Article 13
Miscellaneous Provisions

Section 13.1 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, the Confidentiality Agreement and the instruments, agreements, certificates and documents contemplated hereby supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, discussions and agreements, whether oral or written or express or implied, between the parties hereto relating to the matters contemplated hereby, and constitute the entire agreement between the parties hereto relating to the Acquisition.

Section 13.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

Section 13.3 Amendment and Modification. The parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed by each of Seller and Buyer.

Section 13.4 Waiver or Extension. Either party hereto may, by an instrument in writing signed by it, waive the performance by the other party hereto of any of the covenants or agreements to be performed by such other party under this Agreement; provided, however, that neither party may waive the requirement for obtaining the Regulatory Approvals required hereunder. The failure of either party hereto at any time to insist upon the strict performance of any covenant, agreement or provision of this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such covenant, agreement or provision at a future time. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

Section 13.5 Payment of Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Acquisition.

Section 13.6 Confidentiality; Press Releases. Seller and Buyer agree that neither shall issue any news or press release regarding this Agreement or the Acquisition, except as required by applicable Law, without obtaining the prior approval of the other party (which approval shall not be unreasonably withheld). In addition to the foregoing, Seller and Buyer are parties to a separate confidentiality agreement relating to the Target Branches, dated as of February 26, 2024, which shall remain binding upon the parties and in full force and effect in accordance with its terms (the “Confidentiality Agreement”). Upon the termination of this Agreement, Seller and Buyer shall, and shall cause each of their respective Affiliates and representatives to, promptly return all documents and work papers containing, and all copies of, any confidential information (so required to be treated as confidential) received from or on behalf of the other party in connection with the Acquisition. The covenants of Seller and Buyer contained in this Section 13.6 shall survive any termination of this Agreement.

Section 13.7 Notices. All notices, requests and other communications hereunder shall be in writing (which shall include facsimile and email communications) and shall be deemed to have been duly given (a) when delivered by hand and receipted for; (b) five (5) days after having been sent by certified United States Mail, return receipt requested, first class postage pre-paid; (c) when delivered by receipted overnight delivery service; or (d) when delivered by facsimile or email transmission if such fax or email is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, in each case as follows:

If to Seller to:	LINKBANK
1250 Camp Hill Bypass, Suite 202
Camp Hill, PA 17011
Attn: Andrew Samuel, CEO

with a copy to:	Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, DC 20015
Attn: Benjamin M. Azoff, Esq.
Email: bazoff@luselaw.com

If to Buyer to:	American Heritage Federal Credit Union
2060 Red Lion Rd
Philadelphia, PA 19115-1603
Attn: Bruce Foulke

with a copy to	Honigman LLP
650 Trade Centre Way
Kalamazoo, Michigan 49002
Attention: Michael M. Bell
Email: mbell@honigman.com

or such substituted address or person as either party has given to the other in writing.

Section 13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement. This Agreement may be executed and accepted by facsimile, docusign, or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania to the extent that Federal Law does not control. The Parties hereby agree that any suit, action or proceeding seeking to enforce any provision or based on any matter arising out of or in connection with this Agreement shall be brought in any federal or state court sitting in the Commonwealth of Pennsylvania.

Section 13.10 Severability. In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

Section 13.11 No Third-Party Rights. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.12 Construction. This Agreement is the product of negotiation by, and shall be deemed to have been drafted by, both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.

Section 13.13 Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated into and made a part of this Agreement.

Section 13.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.15 Time of the Essence. Whenever performance is required to be made by a Party hereto under a specific provision of this Agreement, time shall be of the essence.

Section 13.16 Knowledge. Whenever any statement in this Agreement or in any list, certificate or other document delivered pursuant to this Agreement to any Party hereto is made “to the knowledge” of Seller, such knowledge shall mean facts and other information that the officers and directors of Seller set forth on Schedule 13.16 actually know. Whenever any statement in this Agreement or in any list, certificate or other document delivered pursuant to this Agreement to any party hereto is based on “the knowledge” of Buyer, such knowledge shall mean facts and other information that the officers and directors of Buyer set forth on Schedule 13.16 actually knows. An individual identified on Schedule 13.16 will be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual in such capacity could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry under the circumstances concerning the existence of such fact or other matter.

Section 13.17 Force Majeure. No Party hereto shall be deemed to have breached this Agreement solely by reason of delay or failure in performance resulting from a natural disaster or other act of God. The Parties hereto agree to cooperate in an attempt to overcome such a natural disaster or other act of God and consummate the Acquisition contemplated by this Agreement, but if any Party hereto reasonably believes that its interests would be materially and adversely affected by proceeding, such Party shall be excused from performance of its obligations and undertakings under this Agreement until such force majeure event has terminated.

Section 13.18 Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Branch Purchase and Assumption Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

Buyer:
American Heritage Federal Credit Union

By:
	Name:	Bruce Foulke
	Title:	President /CEO

Seller:
LINKBANK

By:
	Name:	Brent Smith
	Title:	President